UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Reliance Steel & Aluminum Co.
(Name of Registrant as Specified In Its Charter)

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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

To the Shareholders of
Reliance Steel & Aluminum Co.:

        This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for a copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 2, 2012 to facilitate timely delivery.

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Reliance Steel & Aluminum Co. ("Reliance" or "Company") will be held on Wednesday, May 16, 2012, at 10:00 a.m., California time, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:

  1.
  To elect four directors to serve for one year and until their successors have been duly elected and qualified. The nominees for election to the Board are David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

  2.
  To amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000. The Board of Directors recommends that shareholders vote FOR this proposal to amend our Restated Articles of Incorporation.

  3.
  To consider a non-binding, advisory vote to approve the compensation of the Company's named executive officers. The Board of Directors recommends that shareholders vote FOR the approval of the compensation of the Company's named executive officers.

  4.
  To consider a shareholder proposal to separate the roles of CEO and Chairman. The Board of Directors recommends that shareholders vote AGAINST this proposal to separate the roles of CEO and Chairman.

  5.
  To ratify KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2012 financial statements. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

        This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. Only holders of shares of record on the books of Reliance at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our common stock during the solicitation period.

        All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,
Los Angeles, California April 6, 2012	Kay Rustand Corporate Secretary

RELIANCE STEEL & ALUMINUM CO.

350 South Grand Avenue
Suite 5100
Los Angeles, California 90071
(213) 687-7700

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2012

        We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, on Wednesday, May 16, 2012 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

        The Board of Directors selected Douglas M. Hayes and Franklin R. Johnson, both independent directors, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials. Effective January 1, 2010, your bank, broker or financial institution is not able to vote on your behalf for the election of directors, and, effective January 1, 2011, your bank, broker or financial institution is not able to vote on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

        We intend only the following matters to be presented at the Annual Meeting: (1) the election of four directors to serve for the ensuing year and until their successors are duly elected and qualified; (2) a vote to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000; (3) a non-binding, advisory vote to approve the Company's compensation of the named executive officers; (4) a shareholder proposal to separate the roles of CEO and Chairman; and (5) the ratification of KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2012 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR the amendment of the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock to 200,000,000, FOR the approval of the compensation of the Company's named executive officers, AGAINST the shareholder proposal to separate the roles of CEO and Chairman, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

        We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 6, 2012. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K also will be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Reports and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

        If you execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

INFORMATION CONCERNING RELIANCE'S SECURITIES

        Our only voting securities are shares of common stock, no par value. As of January 31, 2012, we had a total of 75,044,299 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on March 30, 2012 will be entitled to vote at the Annual Meeting.

        In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder determines appropriate. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

        A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the four individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock. The affirmative vote of a majority of the votes cast is required to approve each of the other proposals and to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

        At the 2011 Annual Meeting of Shareholders, on the recommendation of the Board of Directors, shareholders approved an amendment of the Company's Bylaws to eliminate the staggered or classified Board of Directors. The Board recommended the amendment of the Company's Bylaws in response to shareholder approval of a shareholder proposal presented at the 2010 Annual Meeting of Shareholders to require all directors to be elected annually. The terms of four of our incumbent directors expire as of the date of the 2012 Annual Meeting. As a result of the amendment of the Bylaws, four nominees will be elected to serve a one-year term at the 2012 Annual Meeting and in 2013 nominees for all positions on the Board will be elected to serve one-year terms as directors. The Nominating and Governance Committee and the Board of Directors have nominated the following persons as nominees for election as directors at the 2012 Annual Meeting: David H. Hannah, Mark V. Kaminski, Gregg J. Mollins, and Andrew G. Sharkey, III. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be one year, until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

        Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. Your broker is not able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you to vote your shares via telephone or the Internet. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable and announce it in advance of the voting at the Annual Meeting.

        All of the nominees for the position of director with terms expiring in 2012 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2010. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than four nominees.

        Certain information with respect to each nominee is set forth in "Management" below. Under the leadership of this Board of Directors, excluding dividends, the value of Reliance stock has increased over the five year period ended December 31, 2011 by 23.6% and over the ten year period ended December 31, 2011 by 271.0%. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

 PROPOSAL NO. 2—AMENDMENT OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

        The Restated Articles of Incorporation of the Company, as amended by the Certificate of Amendment dated May 29, 1998 (the "Amended Articles"), authorize the Company to issue up to 100,000,000 shares of common stock, no par value, and up to 5,000,000 shares of preferred stock. On July 19, 2006, the Company effected a two-for-one stock split in the form of a stock dividend, which utilized a substantial portion of the currently authorized 100,000,000 shares of common stock. As of January 31, 2012, there were a total of 75,044,299 shares of common stock issued and outstanding and an additional 3,541,777 shares reserved for issuance under our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan, our Directors Equity Plan and the Earle M. Jorgensen incentive stock option plan. With so few authorized shares remaining available to be issued by the Company, the Company does not have much flexibility to declare a stock split or stock dividend to benefit its shareholders, to grant shares to existing or potential employees, to use stock for the purpose of acquiring another company or to raise additional capital by offering shares to the public. The Board of Directors of the Company does not have any specific plans to do any of these things at the present time, but believes that it is advisable and in the best interests of the Company and its shareholders to have the flexibility to do so and to have available additional authorized but unissued shares of common stock in an amount adequate to provide for the future needs of the Company. If the proposed amendment is approved, the Board of Directors would be able to authorize the issuance of shares of common stock without the necessity, and related costs and delays, of either calling a special shareholders' meeting or waiting for the next regularly scheduled meeting of the shareholders in order to increase the authorized shares of common stock.

        For these reasons, the Board of Directors believes that it is in the best interest of the Company and its shareholders to amend the Amended Articles to increase the number of authorized shares from 100,000,000 to 200,000,000 shares of common stock and has adopted a resolution authorizing such amendment, subject to shareholder approval. Accordingly, the Company proposes that Article III of the Amended Articles of the Company be amended to increase the number of authorized shares of common stock to 200,000,000 as further set forth in the Certificate of Amendment to the Restated Articles of Incorporation of the Company attached hereto as Appendix A. The increase in authorized shares of common stock will not have any immediate effect on the rights of existing shareholders. However, the additional shares will be available for issuance from time to time by the Company, in the discretion of the Board of Directors, without further authorization by vote of the shareholders unless such authorization is otherwise required by applicable law or regulation.

        The common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. Thus, issuances of additional shares of common stock, if any, might dilute, under certain circumstances, the ownership and voting rights of shareholders. Each of the additional authorized shares of common stock will have the same rights and privileges as the currently authorized common stock.

        Issuances of additional shares of common stock may also have the effect of delaying or preventing a change of control of the Company. The Company's authorized but unissued common stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and so less likely. The proposed amendment to the Amended Articles is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of common stock in order to impede a takeover attempt.

        The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company's Amended Articles to increase the number of authorized shares of common stock. The Board of Directors recommends that shareholders vote FOR approval of the amendment of the Amended Articles to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 as set forth in the Certificate of Amendment attached hereto as Appendix A. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the approval of the amendment of the Amended Articles.

 PROPOSAL NO. 3—ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the "Dodd-Frank Act"), shareholders are entitled to vote at an annual meeting of shareholders, on a non-binding, advisory basis, at least once every three years to approve the compensation of the Company's named executive officers as disclosed in the proxy statement. Commonly known as a "say-on-pay" proposal, this proposal gives our shareholders the opportunity to endorse, or not, our executive officer compensation program and policies. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the Company's shareholders and will consider the outcome of the vote when making future compensation decisions. At the 2011 Annual Meeting of Shareholders, our shareholders approved, on a non-binding, advisory basis, the compensation of the Company's named executive officers, demonstrating strong support of our compensation policies with more than 94% of the votes cast to approve such compensation.

        At the 2011 Annual Meeting, we also asked our shareholders to indicate, on a non-binding, advisory basis, if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board of Directors recommending an annual advisory vote. More than 85% of the votes cast were in favor of an advisory say-on-pay vote every year. In light of these results and because our Board of Directors views it as a good corporate governance practice, the Company's Board of Directors has determined to hold an advisory say-on-pay vote every year. Accordingly, we are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

        In voting on this proposal, the Board of Directors urges you to consider the detailed discussion of compensation matters in the Compensation Discussion and Analysis ("CD&A"), beginning on page 15. As discussed in detail in the CD&A, the Company's executive officer compensation program is a pay-for-performance program designed to motivate and hold accountable executive officers to enhance long-term shareholder value with compensation plans that are tied to our Company's performance, to pay our executive officers at a level to ensure our ability to attract and retain superior corporate officers, and to align executive officer compensation with the Company's earnings and return on shareholders' equity. The Company's compensation structure puts much of the executive officers' compensation at risk, depending on the Company's performance as well as individual performance. It emphasizes annual cash incentive bonuses and equity compensation, which are performance based, and provides lower base salaries, retirement benefits and perquisites than those of the Company's peer group, thereby more closely tying executive compensation to Company performance, but also retaining long-term benefits. The executive compensation program targets total compensation at a level competitive with other companies in our industry or companies having size or complexity comparable to Reliance.

        None of the Company's officers, including the named executive officers, has an employment contract, severance agreement, change in control agreement or other similar agreement and so compensation benefits are determined annually. The Company's compensation policy provides for NO egregious or overly generous compensation, severance or retirement packages, NO excessive perquisites or tax gross ups on perquisites, NO repricing or replacement of stock options, NO hedging in the Company's stock, and NO guaranteed minimum bonuses, and includes clawback provisions requiring corporate officers to re-pay bonuses received if the factors used in determining the bonus adversely change in any material way.

        Based on its extensive analysis of the various factors discussed in the CD&A and benchmarking against the Company's peer group with the help of an independent, outside consultant, the Compensation Committee determined that, although the Company's position with respect to each element of compensation may vary, the total compensation of our named executive officers as disclosed in this proxy statement is competitive given the level of performance required for each of the levels of total compensation attainable. The Compensation Committee believes that the Company's pay-for-performance policy operates as it was designed to do. The Company achieved net income of $343.8 million in 2011 from sales of $8.13 billion. Earnings per diluted share were $4.58, up 75% from 2010 earnings per diluted share of $2.61. The Compensation Committee did not make any significant changes to this policy in the past year except to provide for long-term incentive awards in the form of restricted stock units tied to certain performance goals rather than the more-dilutive stock options that the Company has historically granted.

        The affirmative vote of a majority of votes cast is required to approve, on a non-binding advisory basis, the compensation of the named executive officers. The Board of Directors recommends that shareholders vote FOR approval of the compensation of our named executive officers as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the CD&A, the Summary Compensation Tables and other compensation tables and the accompanying footnotes and narratives and any related material). Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the approval of the compensation of our named executive officers.

 PROPOSAL NO. 4—SHAREHOLDER PROPOSAL

        The following proposal was submitted by John Chevedden, 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, who has represented to us that he has held for at least one year and currently holds not less than 200 shares of Reliance common stock. We are not responsible for the content of this proposal, which is set forth below exactly as it was provided to us. We understand that he intends to raise this shareholder proposal for a shareholder vote at the 2012 Annual Meeting of Shareholders. The Board of Directors recommends a vote AGAINST this proposal.

4—Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When a CEO serves as our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at four major U.S. companies in 2011. James McRitchie and Kenneth Steiner have sponsored proposals on this topic which received significant votes.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

The merit of this Independent Board Chairman proposal should also be considered in the context of the opportunity for additional improvement in our company's 2011 reported corporate governance in order to more fully realize our company's potential:

The Corporate Library, an independent investment research firm, said there were ongoing concerns regarding our board and executive pay—only 45% of CEO pay was incentive based. Annual cash incentives for executives were based on a single performance metric and there was a lack of long-term incentives tied to actual long-term performance. The cash bonus plan was based on annual return on beginning shareholders' equity.

A mix of performance metrics is more appropriate, not just to prevent executives from being tempted to game results, but to ensure that they do not take actions to achieve one end that might ultimately damage another. In addition, long-term incentive pay consisted of time-based equity pay in the form of market-priced stock options and restricted stock awards. Equity pay given as a long-term incentive should include performance-vesting features.

Four directors had 14 to 34-years of long-tenure, including CEO David Hannah, President Gregg Mollins, Lead Director Douglas Hayes and Leslie Waite. Hayes and Waite received 27% in negative votes (2009) and still held 4-seats on our Audit and executive pay committees in 2011. Long-tenured directors can form relationships that may compromise their independence and thus hinder their ability to provide effective oversight.

Our board was the only significant directorship for 67% of our directors. This could indicate a significant lack of current transferable director experience for the vast majority of our directors.

An independent Chairman policy can improve investor confidence in our company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman—Yes on 4.

  Board of Directors' Response To The Proposal

        The Board of Directors opposes proposal #4 and recommends that you vote AGAINST it for the following reasons.

        After thoughtful consideration of the shareholder proposal, the Board of Directors, following the recommendation of the Nominating and Governance Committee, has determined that proposal #4 is not in the best interests of Reliance or its shareholders and would not enhance shareholder value. Accordingly, the Board recommends that you vote against the proposal.

        Principally, the Board of Directors recommends rejecting the shareholder proposal because:

  •
  The Board has determined that David H. Hannah is the best qualified person to serve as both Chief Executive Officer ("CEO") and Chairman and is the best spokesperson for the Company.

  •
  Implementing the policy proposed above would deprive the Board of its flexibility in determining the optimal manner in which to fulfill its fiduciary obligations to shareholders.

        The Board is committed to providing strong independent oversight of management. To that end, the independent directors annually elect an independent Lead Director and ensure that all standing committees of the Board have only independent directors as members as set forth in the Company's Principles of Corporate Governance and the Committee Charters posted on the Company's website. The independent directors meet regularly before each quarterly Board meeting and at such other times as the Lead Director may call a meeting. As set forth in the Principles of Corporate Governance with his other duties, the Lead Director sets the agenda for and presides at these meetings. The independent directors are actively engaged in all aspects of corporate governance, including recruiting new directors, succession planning, corporate strategy, and setting the compensation and evaluating the performance of all corporate officers, including the CEO. The independent directors have full and direct access to other members of management or to advisors outside of the Company. In fact, the independent members of the Board of Directors regularly meet with other members of management and receive reports regarding the Company's activities.

        It is the responsibility of the Board of Directors to determine who should be the Chairman of the Board. The Board has determined that, at the present time, David H. Hannah is the best qualified person to hold both the position of CEO and the position of Chairman of the Board.

        The Company's bylaws provide that the Chairman of the Board shall preside at all meetings of the Board of Directors, provide strategic planning for the operation and growth of the Company and exercise and perform such policy-making and other duties and powers as may be prescribed from time to time by the Board of Directors. David H. Hannah has long been actively involved in designing and implementing the Company's acquisition strategy, strategic vision, goals and other plans for the growth and operation of the Company. As required by the Company's Principles of Corporate Governance, Mr. Hannah works together with the Lead Director to develop an appropriate schedule and agendas for Board meetings and to address issues of concern to the independent directors, and he serves as a conduit between management and the Board.

        As set forth in our Company's Principles of Corporate Governance, the CEO is responsible for the Company's interaction with key outside parties, such as governing and regulatory bodies, industry groups, media, rating agencies, security analysts and substantial shareholders. The Chairman is to act as a conduit to outside shareholders taken as a whole. Mr. Hannah is well respected within our industry, by the financial community and credit rating agencies and by our larger shareholders. His in-depth knowledge of the Company and the industry in which it operates is invaluable in his communications with each of these groups. His is the primary "voice" of the Company in all matters and provides focus and a clear direction for the Company.

        The Board does not believe that separation of the roles of CEO and chairman is necessary for effective leadership or that it enhances shareholder value. Furthermore, the Board believes that its selection of Mr. Hannah as CEO and Chairman has been validated. While Mr. Hannah has been serving as CEO and Chairman, the Company has remained profitable and even continued to grow in challenging economic environments. Under Mr. Hannah's leadership, Reliance has been named to the "Fortune 500" list, the Fortune list of "The World's Most Admired Companies" for 2010 and 2011, the 2008 and 2009 Forbes list of "America's Best Managed Companies" and the Forbes 2009 "Platinum 400 List of America's Best Big Companies".

        While the Board has determined that it is appropriate at the present time for the same person to serve as both CEO and Chairman and has elected an independent Lead Director to balance the CEO and Chairman, neither the Company's bylaws nor its Principles of Corporate Governance require it to do so. In the future, the Board could determine that it would be best for the Company and its shareholders to change that leadership structure, such as to appoint an independent director to the position of Chairman or to appoint a former CEO as Chairman, which would also be prohibited by the proposed policy. Implementing the shareholder proposal requiring a specific leadership structure deprives the Board of its flexibility to fulfill its fiduciary obligations and to conduct its business in what it believes to be the most efficient and effective manner. Directors remain accountable to the shareholders. It should be the Board's responsibility to determine whether a management or an independent director is the best candidate as Chairman of the Board.

        The Board of Directors disagrees with the proponent's assertions in his supporting statement. The proponent states that "only 45% of CEO pay was incentive based". The proponent misunderstands the Company's compensation policy and program. As set forth in the Compensation Discussion and Analysis later in this proxy statement, a substantial portion of the CEO's compensation is performance based and over the last five years, the percentage of the CEO's total compensation that was incentive based varied because the Company's performance varied. Contrary to the proponent's assertion, the Board of Directors believes that the variations in the CEO's incentive cash bonus as a percentage of his total compensation is evidence of the effectiveness of the Company's compensation program and policies. To demonstrate:

  •
  In 2008, which was the Company's highest year of revenues, our CEO's incentive cash bonus represented approximately 41% of his total compensation and his long-term incentive compensation represented approximately 44% of his total compensation (excluding any change in pension value);

  •
  In 2009, when the Company's revenues were adversely impacted by the economic recession, our CEO's incentive cash bonus represented approximately 4% of his total compensation and his long-term incentive compensation represented approximately 66% of his total compensation (excluding any change in pension value); and

  •
  In 2011, with the economy beginning to recover, our CEO's incentive cash bonus was about 19% of his total compensation and his long-term incentive compensation represented approximately 68% of his total compensation (excluding any change in pension value).

The long-term incentive portion of his total compensation consisted principally of stock options that would not result in any direct value to Mr. Hannah unless the market price of the Company's stock increases over the exercise price.

        Investor confidence is based on the Company's results. The Company has continued to outperform its peers with Mr. Hannah serving as both CEO and Chairman. The Board continues to believe that Mr. Hannah is the best person to serve in those positions and that it should be the Board's decision as to the selection of its chairman. The Board and management have a history of working together that has achieved a 17% compound annual growth rate in the value of the Company's stock price from its initial public offering in September 1994 through December 31, 2011. Accordingly, the Board of Directors strongly recommends that the shareholders vote AGAINST this proposal.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
David H. Hannah(1)	60	Chairman and Chief Executive Officer; Director
Gregg J. Mollins(1)	57	President; Chief Operating Officer; Director
Karla R. Lewis	46	Executive Vice President; Chief Financial Officer
James D. Hoffman	53	Senior Vice President, Operations
Stephen P. Koch	45	Senior Vice President, Operations
William K. Sales, Jr.	54	Senior Vice President, Operations
John G. Figueroa(2)(4)(5)	49	Director
Thomas W. Gimbel(2)(5)	60	Director
Douglas M. Hayes(2)(3)(4)(6)	68	Director
Franklin R. Johnson(2)(3)(5)	75	Director
Mark V. Kaminski(1)(3)(4)(5)	56	Director
Andrew G. Sharkey, III(1)(3)(4)(5)	65	Director
Leslie A. Waite(2)(3)(4)	66	Director

(1)
Term of office as a director expiring in 2012.

(2)
Term of office as a director expiring in 2013.

(3)
Member of the Audit Committee.

(4)
Member of the Compensation Committee.

(5)
Member of the Nominating and Governance Committee.

(6)
Independent Lead Director for non-management and independent director meetings.

  Nominees for Directors to be Elected in 2012 With Terms Ending in 2013

        David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

        Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.), a manufacturer of aluminum products, from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris is a supplier of aluminum products to Reliance, but our purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski also serves as a director and on the audit and compensation committees of Graniterock, a privately-held company that provides products to the construction industry. Mr. Kaminski serves as a member and the Chair of our Compensation Committee and a member of our Audit Committee and our Nominating and Governance Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

        Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the former Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

        Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement in September 2008, and from 1978 to 1993 Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute). Mr. Sharkey serves as a member and the Chair of our Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. Mr. Sharkey also serves as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a public company with securities listed on the NYSE Alternext (formerly the American Stock Exchange). The Board of Directors has determined that Mr. Sharkey is an independent director.

  Directors Whose Terms Continue Until 2013

        John G. Figueroa was appointed a director of Reliance effective October 1, 2010. As of January 1, 2011, Mr. Figueroa became the chief executive officer of Omnicare, Inc., which is a public company that is a leading provider of pharmaceuticals to seniors, and he also serves on its board of directors. From 2006 to December 2010 he served as president of the U.S. Pharmaceutical Group of McKesson Corporation. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa has served as an officer in the United States Army. Mr. Figueroa serves on the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. The Board of Directors has determined that Mr. Figueroa is an independent director.

        Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006 and currently serves as Trustee of the Florence Neilan Trust, which for many years was one of Reliance's largest shareholders. Between 1984 and 2006, Mr. Gimbel was the president of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

        Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), where he was managing director of Investment Banking from 1986 to February 1997. Thereafter he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation Committee, and Mr. Hayes also serves as our Lead Director for non-management and independent director meetings. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the audit committee and as a member of the compensation committee. The Board of Directors has determined that Mr. Hayes is an independent director.

        Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant and served as the managing partner of the entertainment practice of Price

Waterhouse LLP until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to 2000. Since 2000, he has served as a business consultant, a litigation consultant and an expert witness, but he has not provided any of these services to Reliance. Mr. Johnson serves as a member and the Chair of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Continuation Fund, a registered investment fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of the audit committee. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.

        Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, from April 2003 to January 2012, was managing director and senior portfolio manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Until December 2002, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and our Compensation Committee. The Board of Directors has determined that Mr. Waite is an independent director.

  Executive Officers

        In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

        Karla R. Lewis became Executive Vice President of Reliance in January 2002 and was appointed Assistant Corporate Secretary in 2007. Mrs. Lewis continues as our Chief Financial Officer, having served as Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.

        James D. Hoffman became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in January 2006, having been a vice president of Earle M. Jorgensen Company from 1996.

        Stephen P. Koch became Senior Vice President, Operations of Reliance in April 2010. From July 2007 until he joined Reliance, Mr. Koch had been president of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of executive vice president of Chapel Steel Corp. from 2005 to June 2007, and vice president of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

        William K. Sales, Jr.    became Senior Vice President, Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.

  Significant Corporate Officers

        In addition, the following Reliance officers are expected to make significant contributions to our operations:

        Susan C. Borchers, 51, became the Chief Information Officer of Reliance on March 1, 2012. Mrs. Borchers was the director of information technology at Precision Strip, Inc., a wholly-owned subsidiary of the Company from December 1997 to February 2012.

        Brenda Miyamoto, 39, became Vice President and Corporate Controller in May 2007, having been promoted from Corporate Controller, a position which she had held since January 2004. Prior to that time, Ms. Miyamoto served as Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.

        Donna Newton, 58, became Vice President, Benefits in May 2011, having served as Vice President, Human Resources from January 2002. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period. Aetna is our health and medical insurance provider.

        Don Prebola, 57, became Vice President, Human Resources in August 2011. Prior to his appointment, Mr. Prebola served as Senior Vice President, Operations of our subsidiary, Infra-Metals Co., from 2008 to July 2011. Prior to that he had served as Co-General Manager of Infra-Metals Co. from 1990.

        Kay Rustand, 64, joined Reliance as Vice President and General Counsel in January 2001 and as of April 1, 2010 she became Corporate Secretary. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our counsel through 2000) in Los Angeles, California, for more than 10 years, specializing in mergers and acquisitions, corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals for the Ninth Circuit.

        Sheldon U. Tenenbaum, 66, became Senior Vice President, Supplier Development in May 2009. Mr. Tenenbaum served as Vice President of Chatham Steel Corporation from 1998 when Reliance acquired Chatham until 1999 when he became Director of Supplier Relations for Reliance. Chatham Steel Corporation is a subsidiary of Reliance. Mr. Tenenbaum has over 40 years of metals service center industry experience.

 COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis should be read together with the information presented in the Summary Compensation Table and other compensation tables and the footnotes to those tables and related disclosures following the Compensation and Stock Option Committee Report in this proxy statement.

 Overview

        The Compensation Committee of the Board of Directors (the "Compensation Committee"), composed entirely of independent directors, administers our executive compensation program and makes recommendations to all of the independent directors on the Board regarding the compensation of all of the Company's corporate officers, including the named executive officers identified below. The Company's pay-for-performance executive compensation program is designed to meet the following objectives:

  1.
  To motivate and hold accountable corporate officers to enhance long-term shareholder value;

  2.
  To ensure our ability to attract and retain superior corporate officers; and

  3.
  To align executive compensation with Company earnings.

The Compensation Committee recognizes that both goals 1 and 2 must be achieved to sustain financial results consistent with the Company's historical performance.

        Our compensation structure is a pay-for-performance program that puts much of the executive officers' compensation at risk, depending on the Company's performance.

  •
  Base salaries are below average or at the low end of the range of reasonably competitive salaries.

  •
  The portion of the executive officers' total compensation that is at risk provides for

  •
  incentive cash bonuses on a sliding scale depending on the amount of return on beginning shareholders' equity and

  •
  equity rewards for overall Company performance and individual performance.

        For 2011, our Corporate Officers Bonus Plan required a minimum return on beginning shareholders' equity of 6% before payment of any bonus. The Company exceeded this performance level and achieved a return on beginning shareholders' equity as calculated under the Plan equal to 12.5%, which is an increase from the 7.5% reached in 2010. The Compensation Committee concluded that the superior management skills of the Company's officers contributed to the Company's ability to sustain profitability and to outperform the industry in a difficult and challenging, although improving, environment.

        Because of the lower base salaries and higher incentive cash bonuses, this program is not typical of compensation packages paid to officers in the Company's peer group, but the total compensation for the named executive officers ("NEOs") is generally competitive with comparable officers other than the chief executive officer. The total compensation for the Chief Executive Officer ("CEO"), on the other hand, is in the bottom quartile of the Company's 2011 Peer Group, substantially below market for companies with similar metrics.

        At the 2011 Annual Meeting of Shareholders, our shareholders overwhelmingly approved, on a non-binding, advisory basis, the compensation of our named executive officers, demonstrating strong support for our compensation policies with more than 94% of the votes cast in favor of such compensation. The Compensation Committee believes that the Company's pay-for-performance policy operates as it was designed to do, aligning the interests of corporate officers with our shareholders to enhance long-term shareholder value and achieve Company objectives. The Company has paid regular quarterly dividends for

52 consecutive years and has increased its dividend 17 times since its initial public offering in 1994. The table below highlights the Company's results in 2010 and 2011.

	2010	2011	Percent Change
Net income	$194.4 million	$343.8 million	77%
Sales	$6.31 billion	$8.13 billion	29%
Earnings per diluted share	$2.61	$4.58	75%

        Even though the Company's shareholders voted in favor of the Company's compensation policy, as a matter of good corporate governance the Compensation Committee re-evaluates the policy annually. The Compensation Committee decided to retain the fundamental structure and effective principles but recommended a revision to the Company's long-term incentive awards. The Compensation Committee recommended that the Board grant restricted stock units tied to certain performance goals rather than the more-dilutive stock options that the Company has historically granted.

        Beginning with 2012, the Board determined to change the long-term equity rewards from stock options and restricted stock to restricted stock unit awards, which become vested for the CEO and the other NEOs if, after a three-year period, the Company has achieved specified returns on assets and operating income cumulative growth. The reasons for the change were

  •
  To limit dilution to shareholders;

  •
  To tie equity awards to the achievement of long-term financial objectives;

  •
  To reduce costs to the Company; and

  •
  To provide more direct value to key employees.

        The Company has straightforward pay practices adopted by the Board and administered by the Compensation Committee with:

  •
  No excessive perquisites;

  •
  No tax gross ups on perquisites;

  •
  No repricing or replacement of stock options;

  •
  No hedging by corporate officers with respect to the Company's stock;

  •
  No excessive hiring, retirement or severance packages;

  •
  No guaranteed minimum bonus;

  •
  No employment agreements with any corporate officer; and

  •
  A clawback policy.

        The clawback policy adopted by the Board requires NEOs to re-pay to the Company any portion of an incentive bonus or restricted stock units awarded to the officer if the basis for the award adversely changed as a result of a restatement of the Company's financial statements or any other material change in the factors used to calculate the bonus. Other than the SERP and deferred compensation plans described below, the NEOs participate in our health, welfare and retirement plans on the same basis as these benefits are generally available to all eligible employees.

Compensation Committee

        The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of "non-employee directors" pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by providing quantitative data and qualitative evaluations regarding both our Company's performance and each officer's performance.

        Together with an outside consultant, the Compensation Committee reviews our Company's financial statements and compares the Company's financial results with those of the peer group identified by the Compensation Committee, compares certain stock market data for the Company, the peer group(s) and general indices (including stock performance over various time periods and volatility), and compares compensation information for our NEOs and CEO with that available for comparable executive officers of other public companies, including the peer group described below. In determining the amount of the total compensation package and the allocation between cash and non-cash elements, the Compensation Committee considers both qualitative and quantitative criteria, as well as management recommendations and performance evaluations and historical compensation records of the Company, but has no pre-determined mix or allocation among the various elements.

Outside Consultants

        The Compensation Committee engages an independent outside consulting firm to aid in the review and evaluation of the total compensation package provided to the named executive officers and the individual elements of the package on at least an annual basis. In 2011 the Compensation Committee engaged Pay Governance LLC to maintain continuity. The consultant has provided an objective review of the compensation paid to the named executive officers and has identified competitive levels and elements of compensation paid to similarly-situated executive officers at other public companies. The consultant was asked to consider the Company's executive compensation structure and to recommend changes consistent with what is considered market level or competitive total compensation for executive officers of similar public companies and in alignment with shareholder objectives and good corporate governance practices. The consultant was also asked to perform a preliminary analysis under the performance testing approach used by Institutional Shareholder Services, Inc. ("ISS"), a leading proxy advisory firm, and to assist with the implementation of the new approach to long-term equity incentive awards. The consultant was not engaged to provide any other services to the Company, except with respect to reviews of our director compensation on behalf of the Nominating and Governance Committee, which the Compensation Committee believes was consistent with its duties with respect to executive officer compensation.

Peer Group(s)

        There are no public companies in the metals service center industry that are of comparable size, complexity and performance to Reliance. Accordingly, in considering executive compensation for 2011 the Compensation Committee and Pay Governance developed a peer group consisting of companies in the same or similar industries and of comparable size in terms of revenues and/or stock market capitalization structures, industry and complexity. The Compensation Committee may also review surveys that cover companies from across industries and of various sizes. The Compensation Committee identified the following 15 Fortune 500-ranked public companies (the "2011 Peer Group"), with annual revenues ranging from approximately one-half to twice Reliance's revenues:

  •
  five metals companies: AK Steel Holding Company; Allegheny Technologies, Inc.; Commercial Metals Company; Steel Dynamics, Inc.; and The Timken Company;

  •
  three diversified wholesalers: Genuine Parts; W. W. Grainger, Inc.; and Wesco International; and

  •
  seven industrial companies: Dover Corp.; Eaton Corporation; General Cable Technologies Corporation; ITT Corporation; Parker Hannifin Corp.; SPX Corporation and Terex Corp.

The Company is approximately in the middle of the group with respect to various financial metrics, based on 2009 and 2010 information (the most recent information available at the time of the analysis). The peer group identified by the Compensation Committee may change from year to year, depending on the Company's growth, changes in the economy and other events that might make any individual company more or less comparable to Reliance.

        Compared to the 2011 Peer Group, the Company ranked in the 75th percentile for revenue growth in 2010 and well above the median for such growth over a five-year period. The Company's debt as a percentage of total capital and total asset leverage both ranked in the 25th percentile over a one-year period and well below the median of the 2011 Peer Group over a five-year period as a result of the named executive officers' managing the Company's assets well, paying down debt quickly and maintaining our investment grade credit rating. The Company's return on net assets and return on total assets both ranked in the 75th percentile for 2010 and over a five-year period, in keeping with the Company's focus on long-term performance goals. Reliance far exceeded the performance of the 2011 Peer Group with respect to total shareholder return growth with an 18% improvement over a one-year period for 2011 over 2010 and an 11% compound annual growth rate (CAGR) over the five-years ended December 31, 2011.

Policies

        Reliance enjoys a team-oriented corporate culture and rewards the entire team of executive and corporate officers for their joint efforts that result in the Company's performance. The Company believes that attracting and maintaining a team of superior officers with complementary skills and expertise has proven successful for the Company's growth, both organically and through acquisitions, and for maintaining the Company's profitable financial performance, each of which generally enhances shareholder value. None of the Company's officers, including the NEOs, has an employment contract, severance agreement, change of control agreement or other similar agreement. To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that puts much of the executive officers' compensation at risk, depending on the Company's performance. Corporate officers earn annual cash bonuses principally for the amount of return on beginning shareholders' equity that is achieved.

        The Compensation Committee recently changed its policy with respect to equity awards. Beginning in 2012, the Compensation Committee has recommended and the Board has approved the grant of restricted stock units with cliff vesting after three years if certain performance goals are achieved by the Company. There are three categories of awards—those based on a return on assets, those based on operating income growth and those based on continued service to the Company. The restricted stock units are subject to forfeiture if the goals are not met. Executive officers are also rewarded for activities that further the strategic vision and goals of the Company and the individual's level of responsibility with the Company. The underlying principle that all of the Company's senior management is required to adhere to is to maintain the Company's reputation for honesty and integrity, while providing a safe workplace for our employees, excellent, responsive service to our customers, maintaining excellent relationships with our suppliers, credibility with our investors, access to capital markets and acquisition opportunities and enhancing shareholder value. Failure to adhere to this principle could result in a reduction in compensation or termination of employment.

        Our compensation structure for our named executive officers has four main elements:

  •
  base salary,

  •
  annual cash incentive bonus,

  •
  long-term equity incentive bonus, and

  •
  retirement or deferred compensation benefits.

Relatively more weight is allocated to annual cash bonuses and equity awards and less weight to base salaries and perquisites. The allocation among the base salary, the cash incentive bonus and the long-term incentive bonus is intended to place a significant portion of each named executive officer's compensation at risk, based on the Company's performance.

        The cash incentive bonus under the Corporate Officers Bonus Plan is calculated based on a sliding scale requiring a stated return on beginning shareholders' equity to achieve a bonus of a stated percentage of base salary. For 2011, the Company had to achieve a minimum return on beginning shareholders' equity equal to at least 6% for any officer to receive a bonus. Executive officers could receive the target bonus of 150% of base salary only if the Company achieved a 13% return on beginning shareholders' equity. The maximum incentive bonus percentage of 300% of base salary would only be earned if the Company achieved a return on beginning shareholders' equity equal to or greater than 25%. As the Company grows, it becomes more difficult to achieve the higher levels of return on beginning shareholders' equity. Using this performance metric encourages efficient use of capital and reflects the return on our shareholders' investment in the Company.

        The long-term equity component is intended to more closely align the officers' interests with shareholders' interests and to more closely align the officers' compensation with the Company's stock performance. The long-term benefits are intended to encourage the officers to remain with the Company and to increase shareholder value. In the past, the Company has awarded stock options or restricted stock under its long-term incentive program. In 2012 for the first time the Compensation Committee and the Board decided to award restricted stock units consisting of the right to acquire certain shares of common stock and the cash or stock dividends related thereto if, after three years, the applicable performance goals are met.

        The Company has a supplemental executive retirement plan ("SERP") that is frozen to new participants and a deferred compensation plan to provide retirement benefits to certain key employees. None of the named executive officers participates in the deferred compensation plan at this time, other than Mr. Hoffman and Mr. Koch, who do not participate in the SERP. The other named executive officers participate in the SERP.

Stock Ownership Requirements

        Named executive officers are required to own shares of our common stock at least equal in value to that amount that is five times base salary for our CEO, four times base salary for our chief operating officer, three times base salary for our CFO, and two and a quarter times base salary for the other named executive officers. All of the named executive officers either are in compliance with these stock ownership requirements, or are on their way to becoming compliant within five years from the date of appointment. The policy also provides that all officers who are not named executive officers must own shares with a value of from one to two and a quarter times their base salaries.

Procedures

        The Compensation Committee assists the Board to fulfill its obligations with respect to the compensation policies by gathering both current and historical information relevant to the performance of the Company as compared to a peer group, compensation paid to named executive officers of the Company and comparable officers with the companies in the peer group, and, from time to time surveys of other public companies that the Compensation Committee determines to be comparable or useful. At the request of the Compensation Committee, our CEO annually provides a summary of accomplishments and disappointments for the year under review, goals and results for the year under review, goals for the year ahead, a discussion of any tactical and strategic risks, any revisions to the strategic vision of the Company and a review or evaluation of each of the corporate officers, including the named executive officers. The independent directors review and discuss these items before any analysis specifically related to the mix, structure or amount of total compensation for the corporate officers.

        After reviewing with its consultant that information and data previously gathered, the Compensation Committee recommends the amount and type of compensation to be paid to the CEO and other corporate officers. The Compensation Committee then discusses these recommendations with the CEO and presents these recommendations to the independent directors in executive session. The base salary, cash incentive bonus and long-term incentive awards generally are considered at different times from one another, although the Compensation Committee does analyze the proposed total compensation package before making any recommendations as to any element. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and the other corporate officers of the Company.

Elements of Executive Compensation

  Base Salary

        The base salary is the minimum pay that an officer receives in any year. The base salaries of the named executive officers are set below or at the low end of the range of reasonably competitive salaries paid to comparable officers at companies in the identified peer group. The Compensation Committee compared the base salaries of the named executive officers against the base salaries of comparable officers at companies in the 2010 Peer Group and found them to be in the lowest quartile. The base salaries of the named executive officers were significantly below market, with the base salary of the Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer being 25% to 30% below the median base salaries of comparable officers in the 2011 Peer Group. Base salaries for all of the corporate officers of the Company, including the named executive officers, were voluntarily frozen from January 2008 to July 2011 in light of the economic crisis. In July 2011 the Compensation Committee and the independent directors on the Board raised the base salaries by 8.8% to 14.3%, which was comparable to base salary increases received by comparable officers in the 2011 Peer Group.

  Cash Incentive Bonus

        To offset the lower base salaries, corporate officers are eligible for cash bonuses that are tied to the return on beginning shareholders' equity, which bonuses are generally higher than those for similar executives at other companies. This has historically resulted in combined total cash compensation competitive with the Company's peer group. Under our shareholder-approved Corporate Officers Bonus Plan (the "Bonus Plan") our named executive officers (and other corporate officers) are eligible for a cash bonus determined by the annual total return on beginning shareholders' equity. The Compensation Committee in the first quarter of each year adopts a sliding scale to calculate the bonus (up to a maximum of 300% of base salary) for the named executive officers based on the actual return on beginning shareholders' equity ("ROBE") relative to the goals established in the sliding scale at the beginning of each year, to tie the compensation of the named executive officers directly to the Company's performance.

        Under the Bonus Plan, the Company's ROBE is calculated by dividing net income for the period January 1 to December 31 of the applicable year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders' equity at December 31 of the immediately preceding year (as may be adjusted as a result of the issuance of new shares of the Company's common stock). ROBE was selected as the primary financial metric for calculating cash bonuses because it represents the return on shareholders' investments in the company, emphasizes profitability and measures how efficiently management is using capital.

        For 2011, each named executive officer had a target bonus of 150% of base salary, which would be earned if the ROBE were 13% (which was chosen as the target based on the Company's long-term average return on beginning shareholders' equity). In 2011, the sliding scale provided for a bonus to be paid if the annual rate of return on beginning shareholders' equity was 6% or more, with the amount of bonus calculated as a corresponding percent of base salary ranging from 38% to 300% of the base salary of the named executive officer if the Company achieved returns of 6% to 25% or more. By way of example, for 2011 the named executive officers would receive no bonus if the rate of return were below 6%, a bonus of 150% of base salary if the rate of return were 13% and a maximum of 300% of base salary if the rate of return were 25% or greater. The maximum amount was the same in 2010, but the threshold bonus amount was 13% if the Company achieved a return of 6% and the target bonus amount of 100% would have been earned if the Company achieved a return of 13%. The performance goals are reasonably demanding compared to those established by companies in the 2011 Peer Group, but the incentive cash bonuses, based on the revised sliding scale for 2011, have been comparable to those received by executive officers of companies in the Company's peer group despite the fact that the bonus calculation is based on our lower base salaries.

        For 2011, the Company's return on beginning shareholders' equity calculated under the terms of the Bonus Plan was 12.5% compared to 7.5% in 2010. Under the Bonus Plan the named executive officers were entitled to receive amounts equal to 142% of their respective base salaries for 2011 compared to 25% of their respective base salaries in 2010. (In 2010 the independent directors awarded an additional discretionary bonus to all of the NEOs to increase the bonuses paid to 61% of their respective base salaries.) Furthermore, when benchmarking the total compensation of the named executive officers against total compensation paid to comparable officers at companies in the 2011 Peer Group, the Compensation Committee found that maximum annual bonuses that could be payable to the named executive officers were among the highest of the maximum bonuses of the 2011 Peer Group, but that total compensation if the maximum bonuses were paid would be competitive for the level of performance required to reach that goal.

        We cannot predict with any certainty the probability of the named executive officers receiving any specific bonus amount in 2012, since it depends on the performance of the Company. The Compensation Committee established the target bonus percentage based on the assumption that in a normal economy the Company should be able to achieve a 13% return on beginning shareholders' equity, but there is no guarantee that it will do so. In 2011 the consultant determined that the 6% threshold was approximately the 25th percentile of the 2011 Peer Group performance, the 13% target was approximately the 50th percentile of the 2011 Peer Group performance and the 25% maximum was approximately the 75th percentile of the 2011 Peer Group performance, based on an analysis of the 2011 Peer Group's performance over 3, 5, 7 and 10 year periods. The table below illustrates the threshold, target and maximum bonuses that would be payable under the Bonus Plan for 2012 based on the identified officers'

current base salaries if the Company achieves the correlated level of performance, but the Company cannot provide any assurance that it will achieve any particular return on beginning shareholders' equity.

Bonus Levels

Officer Name/Title	Minimum Bonus Amount(1) (ROBE of < 6%)	Threshold Bonus Amount(1) (ROBE of 6%)	Target Bonus Amount(1) (ROBE of 13%)	Maximum Bonus Amount(1) (ROBE of 25%)
David H. Hannah Chairman and Chief Executive Officer	$-0-	$323,000	$1,275,000	$2,550,000
Gregg J. Mollins President and Chief Operating Officer	$-0-	$228,000	$900,000	$1,800,000
Karla R. Lewis Executive Vice President, Chief Financial Officer and Assistant Secretary	$-0-	$171,000	$675,000	$1,350,000
James D. Hoffman Senior Vice President, Operations	$-0-	$152,000	$600,000	$1,200,000
Stephen P. Koch Senior Vice President, Operations	$-0-	$140,600	$555,000	$1,110,000
William K. Sales, Jr. Senior Vice President, Operations	$-0-	$152,000	$600,000	$1,200,000
Named Executive Group	$-0-	$1,166,600	$4,605,000	$9,210,000
Non-Executive Director Group	$-0-	$-0-	$-0-	$-0-
Other Corporate Officer Employee Group(2)	$-0-	$290,795	$1,147,875	$2,295,750

(1)
Estimate is based on the base salary in effect on December 31, 2011 and bonus percentages applicable for 2012. The actual amount of the bonuses for corporate officers other than the named executive officers is within the discretion of the Compensation Committee, subject to approval of the independent, non-management directors. No bonus is payable if the ROBE is less than 6%.

(2)
This group consists of five officers.

  2011 Bonus Plan

        When originally developing the sliding scale for incentive bonuses, the Compensation Committee determined that the Company's average return on beginning shareholders' equity from 1978 to 2004 was 12.8%, with a median return of 13.2%. For the period from 1978 through 2008 following five record performance years, the average rate of return over the period had increased to 14.3% and the median had increased to 13.7%. Given the impact of the recession on the Company's performance in 2009 and 2010, the average rate of return and the median return were reduced to 13.9% and 13.4%, respectively.

        Before adopting the sliding scale for 2011, the Compensation Committee reviewed the Company's past practices and results. The rates of return on beginning shareholders equity have varied from a low of 1.6% to a high of 32.6% during the period from 1978 to 2011. In only three years (all of which occurred within the last six years) in that period has the Company exceeded the 25% rate of return, which the Compensation Committee has determined is required for the named executive officers to achieve the maximum incentive bonus equal to 300% of their respective base salaries. The rate of return in 2006 exceeded 25%, the rate of return for 2007 was 23.4% and the rate of return for 2008 was 22.9%. Because of the economic downturn, the Company's rate of return on beginning shareholders' equity for 2009 was 6.1%, for 2010 was 7.5% and for 2011 was 12.5%, an industry-leading performance. Accordingly, under the Bonus Plan for 2011 the named executive officers were entitled to receive 142% of their respective base salaries as an incentive bonus, up from 25% received in 2010 and 14% received for 2009 but down from the 269% received for 2008. (In 2010 the independent directors awarded an additional discretionary bonus to all of the NEOs to increase the bonuses paid to 61% of their respective base salaries.)

        To better incentivize our officers, the Compensation Committee, with the approval of the independent directors, adopted a new sliding scale under the Bonus Plan for 2011. The 2011 sliding scale retained the target ROBE of 13%, but increased the target bonus amount from 100% of base salary to 150%. The percent of base salary to be awarded as a bonus for 2011 increased to 38% for a 6% ROBE but remains 300% for a ROBE equal to or in excess of 25%, reflecting the fact that our named executive officers have lower base salaries than comparable officers in the 2011 Peer Group. This scale continues to be in effect for 2012. The Compensation Committee believes that the sliding scale, as adjusted in 2011, is a reasonable quantitative approach to determining the bonuses to be paid, which reflects the Company's performance in good times and bad and awards the named executive officers accordingly.

  Equity Incentive Compensation

        We grant equity awards under our Amended and Restated Stock Option and Restricted Stock Plan (the "Stock Plan"), which was approved by our shareholders. The Stock Plan is intended to encourage the named executive officers and other key employees of the Company and its subsidiaries to remain with the Company on a long-term basis, to reward individual performance and levels of responsibility and to motivate them to create enhanced shareholder value over the long-term. The Compensation Committee has complete authority to interpret the Stock Plan and make all decisions with respect to how it functions. The Compensation Committee recommends grants of options, restricted stock or restricted stock units, but the independent directors approve all such grants. The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to any grants or awards to the other named executive officers and other corporate officers, as well as to other key employees.

        In making its recommendations to the independent directors, the Compensation Committee considers the position of the named executive officer, his or her importance to the Company's results, his or her individual performance, the equity awards previously granted to that individual, the option price or market value of the equity grant, the total value of the equity grant and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related stock option expense as a percentage of pre-tax income.

        Under the terms of the Company's Stock Plan, the exercise price of any stock option must be at least equal to the fair market value of the underlying stock on the date of grant. The fair market value is defined, for purposes of the Stock Plan, as the closing price of Reliance common stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.

        The Compensation Committee determined that no more than 33% of the total options, restricted stock or restricted stock units granted should be granted to all of the corporate officers as a group, including the named executive officers. When determining the number of equity awards to grant to the named executive officers in 2011, the Compensation Committee found that the value of the equity awards previously granted to the named executive officers was significantly below the value of equity grants to comparable officers in the 2011 Peer Group.

        In February 2011, the Compensation Committee recommended and the Board of Directors approved the grant of a total of 265,000 non-qualified stock options to the named executive officers at an exercise price of $55.73 per share, vesting at the rate of 25% per year beginning on the anniversary of the grant. In July 2010 and in August 2011, the Compensation Committee also recommended the award of shares of restricted stock to certain operational and financial corporate officers. A total of 77,500 shares of restricted stock in 2011 and 52,500 shares in 2010 were awarded to the named executive officers, vesting at the rate of 20% per year so long as the officer remained an employee of the Company at the time of vesting. These grants were in recognition of the individual performances of the named executive officers.

        After careful consideration, in February 2012 the Compensation Committee recommended to the independent directors on the Board that the Company replace grants of stock options and restricted stock with awards of restricted stock units tied to performance and continued service to the CEO, the other named executive officers and other key employees. The reasons for the change were:

  •
  To limit dilution to shareholders;

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  To tie equity awards to the achievement of long-term financial objectives;

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  To reduce costs to the Company; and

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  To provide more direct value to key employees.

        The independent directors approved awards of 391,050 restricted stock units in March 2012, of which 27% were awarded to the CEO and other named executive officers. Each restricted stock unit consists of the right to receive one share of common stock of the Company and dividend equivalents equal to the accrued cash or stock dividends where the record date for such dividends is after the grant date but before the shares are vested. These restricted stock units have a cliff vesting of three years and performance criteria based on increases in the Company's return on assets, the cumulative annual growth rate ("CAGR") of the Company's operating income and the continuing employment and service of the recipient. These restricted stock units are being awarded instead of the stock options that have been awarded in previous years. The Compensation Committee believes that using these performance criteria and the three-year cliff vesting provides comparable value to the CEO and the other named executive officers, balances the Company's cash incentive bonus based on the return on beginning shareholders' equity and limits excessive risk taking by executive officers while reducing the costs to the Company for its long-term incentive program.

        Twenty-five percent of the restricted stock units having a return on assets performance goal will vest at the end of three years if the Company has achieved a return on assets, calculated as operating income divided by the average total assets, ("ROA") of 8% ("Threshold ROA") and 100% will vest if the Company has achieved an ROA of 13% ("Target ROA"). If the Company achieves an ROA equal to or exceeding 18% ("Maximum ROA"), the CEO and the named executive officers will be entitled to 200% of the restricted stock units originally awarded subject to this ROA performance goal. In the 15-year period from 1997 through 2011, the Company has achieved the Threshold ROA but less than the Target ROA nine times, the Target ROA but less than the Maximum ROA two times and ROA equal to or exceeding the Maximum ROA three times, and it has achieved an ROA less than the Threshold ROA one time.

        Twenty-five percent of the restricted stock units having an operating income CAGR performance goal will vest at the end of three years if the Company has achieved an operating income CAGR of 3% ("Threshold CAGR") and 100% of the restricted stock units having an operating income CAGR performance goal will vest if the Company has achieved an operating income CAGR of 10% ("Target CAGR"). If the Company achieves an operating income CAGR equal to or exceeding 17% ("Maximum CAGR"), the CEO and the named executive officers will be entitled to 200% of the restricted stock units originally awarded subject to this performance goal. In the 15-year period from 1997 through 2011, the Company has achieved the Threshold CAGR but less than the Target CAGR one time, the Target CAGR but less than the Maximum CAGR zero times and a CAGR equal to or exceeding the Maximum CAGR nine times, and it has achieved an operating income CAGR less than the Threshold CAGR five times.

        The CEO's award is dependent on the return on assets and in the cumulative growth of the Company's operating income over a three-year period. Twenty percent (20%) of the other named executive officers' awards are dependent only on their continued service for the performance period, but the awards are principally dependent on the other performance criteria.

        Our restricted stock units have a double trigger feature in the event of a change of control of the Company. In other words, the vesting of the units is only accelerated in the event that there is a change of control of the Company and the named executive officer's employment is terminated or substantially diminished.

        The Company does not plan to time nor has it timed its release of material non-public information for the purpose of affecting the value of any stock or stock options granted. In fact the Company has delayed the grant of options until material non-public information has been publicly disclosed and the market has had a reasonable opportunity to react to the information. Since 2007, the Compensation Committee has recommended grants of stock options, restricted stock or restricted stock units for named executive officers annually after the Company has reported its annual earnings and the market has had an opportunity to react to the Company's release of its financial results in late February or early March.

  SERP and Deferred Compensation Plan

        In 1996, Reliance adopted a SERP to provide post-retirement benefits to certain of our executive officers (other than James D. Hoffman and Stephen Koch, who were not corporate officers at the time that the SERP was frozen to new participants) and to certain other key employees. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual's retirement plan investments from the Company to the participants. Through December 31, 2008, the SERP benefit payable to each participant was offset by the value that the participant was expected to receive from the Company's contributions to the participant accounts in the Company's 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. These offsets resulted in the Company bearing the risk of any reductions in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company's SERP expense increased significantly as the amount of the benefit payable by the SERP increased. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant's highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the 401(k) Plan and ESOP plans as well as social security benefits). The amendment also froze the plan to new participants and brought it into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifted certain risks from the Company to the participant.

        Reliance also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them and to provide supplemental retirement benefits to certain key employees. The deferred compensation plan does not provide for any minimum rate of return. James D. Hoffman was previously a participant in a subsidiary plan that was replaced, and now both he and, as of 2011, Stephen P. Koch participate in the Reliance Deferred Compensation Plan. In addition, as an employee of EMJ, Mr. Hoffman is entitled to receive 3,143 phantom shares of Reliance stock under the Earle M. Jorgensen Supplemental Bonus Plan.

        The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of the total compensation of the named executive officers. In benchmarking the values of the SERP against the retirement benefits offered at companies in the 2011 Peer Group, the Compensation Committee found that the values are competitive for the named executive officers who participate in the SERP.

Other Benefits

        Our 401(k) Plan allows all eligible employees, including the named executive officers, who have been employed a minimum of three months, to defer a portion of their eligible compensation and provides a matching contribution of up to 3% of eligible compensation, subject to certain IRS limitations. All named executive officers are eligible to participate in this 401(k) Plan. We have maintained an Employee Stock Ownership Plan ("ESOP") since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance, including the named executive officers, are eligible to participate in the ESOP as of the first January 1 after one and one-half years' of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant's eligible compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS. The Company also pays a portion of the healthcare insurance premiums for the named executive officers and his/her dependents, as we do for all eligible employees of Reliance. The Company also provides certain club memberships for our named executive officers to be used for business purposes. When benchmarking the perquisites provided to the named executive officers compared with the 2011 Peer Group, the Compensation Committee found that the perquisites were significantly below the median of those provided to comparable officers of companies in the 2011 Peer Group.

  Change in Control

        We do not have individual employment agreements that would provide change in control or severance benefits. The SERP provides that, upon a change in control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan. The restricted stock units provide that upon a change in control and termination of his or her employment that is involuntary or voluntary with good reason, the restricted stock units will become vested by prorating the number of such restricted stock units as if the performance period ended on the date of the termination.

        In December 2008, the Company adopted a deferred compensation plan, but no named executive officer received any benefits under this plan in 2010 or 2011, other than James D. Hoffman and, beginning in 2011, Stephen P. Koch, who received Company contributions as determined by the Board of Directors. The purpose of the deferred compensation plan is to allow the Company to provide supplemental retirement benefits to participants in the plan and to allow participants to defer compensation to future years to meet their individual financial needs. For Company contributions, participants vest based on Years of Plan Participation at a rate of 20% per Plan Year, unless otherwise defined by individual agreements. Participants vest 100% upon reaching Retirement (age 65 and ten years of service), Change in Control or Death, except that participants in the plan who previously participated in a subsidiary deferred compensation plan will be vested in accordance with a separate vesting schedule that matches the prior plan. Mr. Hoffman and Mr. Koch are 100% vested in the Company contribution.

Analysis of Compensation Decisions

        Review of Market and Financial Data.    When making decisions regarding the compensation of our named executive officers, the Compensation Committee considers information from a variety of sources. The Compensation Committee obtains from our accounting department historical data on the level of compensation paid to executive officers and subsidiary officers by the Company, both individually and in relation to one another. The accounting department, with assistance from outside experts, also prepares certain quantitative calculations regarding the values of stock option grants, restricted stock, restricted stock units and retirement benefits. Members of the Compensation Committee and its consultant gather publicly available information on compensation paid by members of the Company's identified peer group, as well as information regarding the Company's performance and results relative to these other companies and companies in the metals service center industry, and may review from time to time surveys of related compensation information. The composition of the peer group is reviewed annually and, if necessary, the Compensation Committee may revise the peer group in an effort to assure comparability of information.

        The information on other companies, including the 2011 Peer Group, alone is not determinative. The Compensation Committee analyzes both the individual elements and the total compensation packages for each of the named executive officers. In addition to the relative financial results of the Company compared to companies in the peer group and companies in the metals service center industry and compensation of comparable executive officers in each of these groups, the Compensation Committee considers factors such as the Company's stock performance as compared with standard indices, such as the Standard & Poor's 500 or the Russell 2000. The Compensation Committee recognizes that, given the stock options and restricted stock granted and the amounts of stock actually held, the named executive officers are directly impacted by the Company's stock price and, accordingly, their interest in the Company's performance and the impact it has on the market value of the stock is closely aligned with that of the Company's shareholders.

        The Compensation Committee extensively analyzed income statement, balance sheet, and stock market data of the Company and the 2011 Peer Group that was the most recent information available at the time the compensation decisions were being made. The Compensation Committee also considered the structure of total compensation (base salary, cash bonus, long-term incentive plans, and retirement plans) as compared to the 2011 Peer Group.

        Based on its analysis of the above and benchmarking against the 2011 Peer Group, the Compensation Committee determined that, although the Company's position with respect to each element of compensation may vary, the target total compensation for the named executive officers for 2011 approximates competitive or median levels.

        Long-Term Company Performance Considerations.    The Compensation Committee also considered the changes in the Company's stock price compared to the changes in the stock price of the following companies: AK Steel Holdings, Allegheny Technologies, A.M. Castle & Co., Century Aluminum, Commercial Metals Company, Gibraltar Industries, Nucor Corporation, Olympic Steel and Worthington Industries, Inc., as well as the Standard & Poor's 500 industry index for one-, five- and ten-year periods. In the five- and ten-year periods Reliance's stock performance ranked second among these companies and for the one-year period Reliance ranked fourth. Excluding dividends, the change in value in Reliance stock for the five year period ended December 31, 2011 was 23.6% and for the ten year period ended December 31, 2011 was 271%.

        From 2006 to 2008, the Company's net income and sales increased over the prior year, as shown below; whereas in 2009 both the Company's net income and sales were down significantly because of the recession. The Company's financial results improved in 2010 and 2011 with the slow recovery in the general economy. The Compensation Committee believes that the Company's pay for performance compensation policies achieve the results that they were designed to do and appropriately adjusts the cash compensation of the Chief Executive Officer and the other named executive officers to reflect the significant changes in the Company's performance, as shown in the table below with respect to the Chief Executive Officer.

 Percent Changes From Prior Year

Year	Net Sales	Net Income	CEO Cash Compensation (base + bonus)
2007	26%	15%	(2)%
2008	20%	18%	10%
2009	(39)%	(69)%	(69)%
2010	19%	31%	48%
2011	29%	77%	70%

        The Compensation Committee, in collaboration with its consultant and after completing its analysis, concluded that the Chief Executive Officer's cash compensation was approximately 30% below the median of the chief executive officers in the 2011 Peer Group. The Compensation Committee also found, based on the information provided by its consultant, that the total compensation for Reliance's other named executive officers was competitive.

        While mindful of the volatility of the Company's stock price, the Compensation Committee recognized that the market price of our stock dropped rapidly and significantly in 2008 as a result of the economic upheaval from the meltdown of the financial markets and not as a result of the Company's performance or the performance of the executive officers. The Compensation Committee also noted that the Company's stock price has recovered significantly from its low in the fourth quarter of 2008. The Compensation Committee commended the executive officers for their outstanding management of the Company's working capital during a challenging economy. The Company has maintained a strong balance sheet and maintained its investment grade credit rating, while improving the Company's overall performance and continuing to grow the Company. To the knowledge of the Compensation Committee, Reliance is one of only two public metals service center/processor companies to have an investment grade credit rating and to have remained profitable during the economic recession. The Compensation Committee recognizes that it requires superior management skills to successfully lead a company through a recession while maintaining profitable and expanding operations.

        The Compensation Committee believes that the Company's total compensation plan is well designed, comprehensive and aligns management and the Board of Directors with creating value for each and every shareholder. The CAGR for the Company's stock, measured by the value at December 31, for five, ten, and seventeen years (since the 1994 IPO), are 4%, 14% and 17%, respectively. The Compensation Committee finds these to be outstanding results.

        The Board believes that the executive compensation program has operated as designed, with lower cash bonuses being paid in the years when the Company's revenues and earnings are lower, such as in 2009, and higher cash bonuses being paid when the Company's revenues and earnings are higher, such as in 2008. To demonstrate, below are pie charts showing the percentages of the CEO's total compensation (excluding changes in pension values) of his base salary, his incentive cash bonus and his long-term incentive awards in each of the last four years. The long-term incentive awards were mostly options to acquire stock and the value may not be realized if the market price of the stock does not exceed the exercise price.

        Individual Performance Considerations.    Individual performance of each of the named executive officers principally impacts any increase in base salary (which in turn impacts the amount of the cash incentive bonus that is calculated as a percentage of the base salary) and the number of stock options, shares of restricted stock or restricted stock units granted. Each of the named executive officers contributed to the Company's results in a number of ways, and all worked together as a team to maintain the Company's profitable results and to continue to grow the Company. The Compensation Committee has focused on the long-term benefit to and sustainability of the Company by maintaining superior corporate officers in a team having complementary skills. The Compensation Committee considered, among other things, the following specific factors in addition to the more subjective factors of management style, problem-solving capabilities, supervisory responsibilities and the responsibilities of due diligence related to proposed acquisitions and the integration and subsequent performance of completed acquisitions of each of the named executive officers:

          CEO—It is the CEO's responsibility to develop a strategic vision for the Company and to ensure that the corporate officers take actions to further the Company's long-term corporate goals and objectives. Mr. Hannah has been the principal factor in developing and implementing the acquisition strategy of the Company and in maintaining a strong balance sheet and adequate financing to allow the Company to grow both organically and through acquisitions. If the Company borrowed the total amount available under its $1.5 billion credit facility, the Company's net debt-to-total capital ratio would be less than 40%. In 2011 we completed the acquisition of Continental Alloys & Services Inc. and certain foreign affiliates with twelve facilities in seven countries. Mr. Hannah also directly supervises certain of our specialty subsidiaries. Mr. Hannah became more directly involved in the development of a company-wide information technology strategy and is on the ERP Steering Committee. Mr. Hannah remains the face of the Company as he actively engages in conferences, meetings and conversations with analysts, investors and shareholders. He has pursued an increased focus on the safety of our employees with an improved safety record. Mr. Hannah also works with Mr. Mollins to direct the allocation of our capital for purposes of maintaining excellent services for our customers and expanding our product and processing offerings and diversification.

          President and COO—Mr. Mollins, in addition to supervising Mr. Hoffman, Mr. Koch, and Mr. Sales and the presidents of some of our larger subsidiaries, was directly involved in the organic growth of the Company and in planning the expansion of existing operations, as well as being involved in the acquisition of new subsidiaries. Mr. Mollins, spends considerable time developing our subsidiary officers and integrating newly-acquired companies into Reliance, emphasizing Reliance's management strategy with respect to gross profit margins and inventory turns. Mr. Mollins also oversees the capital expenditures of the Company; we spent $156 million on capital expenditures in 2011. Mr. Mollins worked directly with the various subsidiaries to increase the cooperative attitude and encourage buying products within the Reliance family of companies to speed the reduction of inventory during the economic downturn and to further enhance our inventory management as conditions have improved. Mr. Mollins maintains excellent relations with our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

          EVP and CFO—Mrs. Lewis supervises the Vice President, Human Resources and the Vice President and Corporate Controller, as well as other non-officer employees, and serves on the ERP Steering Committee overseeing the long-term development of the Company's information technology activities. Mrs. Lewis also oversaw our credit and tax departments. Under Mrs. Lewis's leadership, the Company managed its cash flow so as to maintain a strong balance sheet allowing continued access to capital, along with meeting all debt covenants and financial reporting requirements and maintaining strong internal controls throughout the Company. Mrs. Lewis's focus on deleveraging the balance sheet provided us with ample liquidity to continue our growth efforts in 2011. Mrs. Lewis was instrumental in the Company's amending and restating its credit facility to increase the borrowing limit on the Company's unsecured revolving credit facility from $1.1 billion to $1.5 billion in 2011 and to provide significant savings on our borrowing rates. Mrs. Lewis played a major role in completing our acquisition in 2011. Mrs. Lewis, together with Mr. Hannah and Mr. Mollins, was actively involved in various activities with investors and shareholders.

          Sr. VP, Operations—Mr. Hoffman has provided oversight for certain operating entities to maintain profitability, improve inventory turns, and increase productivity and cooperation among the Reliance family of companies. Mr. Hoffman has focused on margin enhancement, inventory turn and growth activities in 2011. Mr. Hoffman relocated to move closer to the majority of operating units he oversees. Mr. Hoffman actively participated in our acquisition of Continental Alloys & Services Inc. Mr. Hoffman chairs our ERP Operations Committee to assist with the development and implementation of our corporate information technology strategy. Mr. Hoffman maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

          Sr. VP, Operations—Mr. Koch has provided oversight for an increased number of operating entities in 2011 to maintain profitability, improve inventory turns, and increase productivity and cooperation among the Reliance family of companies. Mr. Koch focused on margin enhancement, inventory turn and growth activities in 2011. Mr. Koch serves on our ERP Operations Committee to assist with the development and implementation of our corporate information technology strategy. Mr. Koch maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

          Sr. VP, Operations—Mr. Sales was involved in maintaining profitability, improving inventory turns and overseeing management of certain of our non-ferrous operations, as well as implementing the Company's strategy for organic growth for these operations. Mr. Sales continued to be involved in assisting in the expansion of our Company in Asia. In addition, Mr. Sales was involved in the expansion of existing facilities and updating of processing equipment at our non-ferrous operations, and took an active role in supervising certain of our Asian operations and implementing a more robust export compliance program. Mr. Sales is also on the ERP Steering Committee overseeing the corporate information technology strategy. Mr. Sales was instrumental in implementing a plan to increase productivity and cooperation among the Reliance family of companies. Mr. Sales focused on margin enhancement, inventory turn and growth activities in 2011. Mr. Sales maintains excellent relations with certain of our suppliers to enable us to obtain products in a timely manner at the best available pricing for the types of orders.

Director Compensation

        In 2010 the Nominating and Governance Committee engaged Pay Governance, LLC to review and evaluate director compensation. Pay Governance, LLC recommended a change in the structure of compensation paid to directors. Beginning with 2011, the Company pays annual retainers of $120,000 to its directors, payable in quarterly installments, and pays additional amounts to the committee chairs and the Lead Director. See "Director Compensation" below.

        Following the adoption of the Directors Equity Plan, which was approved by the shareholders at the 2011 Annual Meeting, non-employee directors receive an automatic grant of shares of our common stock on the date of each Annual Meeting of Shareholders having a market value approximately equal to $120,000 based on the closing price of our common stock on the New York Stock Exchange Composite Index on the grant date. In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company's common stock. Directors are required to own shares of the Company's common stock having a market value equal to approximately $300,000, and directors have five years in which to acquire and begin maintaining that amount of the Company's common stock. Each of our directors is in compliance or on the way to be compliant within the five year period from the date of appointment.

Certain Federal Income Tax Considerations

        The following summarizes certain Federal income tax considerations relating to the Company's executive compensation plans in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law. Furthermore, the discussion does not address foreign, state, or local tax laws or considerations, and such tax laws may not correspond to the Federal income tax treatment described below. The exact Federal income tax treatment of transactions will vary depending upon the specific facts and circumstances involved and the participants are advised to consult their personal tax advisors.

  Limits on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation paid to our Chief Executive Officer and certain of our other highly paid executive officers (determined as of the end of each year) to $1 million per year per individual, subject to certain exemptions. Performance-based compensation that meets the requirements of Section 162(m) does not have to be included in determining whether we have exceeded the $1 million limit. Our Stock Plan is designed so that stock options granted to the covered individuals meet the requirements of Section 162(m) for performance-based compensation, but we have granted restricted stock to our named executive officers which is not designed to meet the requirements of Section 162(m). The performance-based restricted stock units granted to the named executive officers in 2012 should meet the requirements of Section 162(m), however. Our Corporate Officers Bonus Plan is also intended to provide performance-based compensation, with respect to certain cash awards. To the extent consistent with the Company's executive compensation objectives, we seek to preserve the ability to deduct compensation paid to our executive officers under these plans, but the Compensation Committee may approve compensation to one or more executive officers that is not deductible if the Compensation Committee determines that it is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed entirely of the independent, non-employee directors listed below. Mark V. Kaminski became the Chair of the Compensation Committee in January 2011.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company's Annual Report on Form 10-K.

        This report is submitted on behalf of the members of the Compensation Committee.

	John G. Figueroa		Douglas M. Hayes
Mark V. Kaminski, Chair		Andrew G. Sharkey, III		Leslie A. Waite

 EXECUTIVE COMPENSATION

        The following table summarizes certain information concerning the compensation that we paid for the years 2011, 2010 and 2009 to our Chairman and Chief Executive Officer, who was our only principal executive officer during these years, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during these years, and each of the other four most highly compensated executive officers who served in that capacity during 2011:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David H. Hannah	2011	$800,000	$1,207,000	$1,491,600	$2,697,650	$—	$1,998,616	$31,421	$8,226,287
Chairman and Chief	2010	$725,000	$457,500	$824,800	$2,055,960	$—	$1,198,880	$18,436	$5,280,576
Executive Officer	2009	$700,000	$98,000	$—	$1,546,000	$—	$846,002	$20,242	$3,210,244
Gregg J. Mollins	2011	$575,000	$852,000	$559,350	$1,348,825	$—	$1,338,201	$21,101	$4,694,477
President and Chief	2010	$535,000	$335,500	$412,400	$1,027,980	$—	$762,675	$20,097	$3,093,652
Operating Officer	2009	$520,000	$72,800	$—	$773,000	$—	$448,975	$20,242	$1,835,017
Karla R. Lewis	2011	$425,000	$639,000	$279,675	$1,079,060	$—	$589,925	$18,221	$3,030,881
Executive Vice	2010	$387,500	$244,000	$309,300	$822,384	$—	$225,453	$19,597	$2,008,234
President and Chief	2009	$375,000	$52,500	$—	$618,400	$—	$330,421	$20,242	$1,396,563
Financial Officer
James D. Hoffman	2011	$375,000	$568,000	$186,450	$674,413	$—	$—	$591,541	$2,395,404
Senior Vice President,	2010	$340,000	$213,500	$206,200	$513,990	$—	$—	$94,097	$1,367,787
Operations	2009	$330,000	$46,200	$—	$386,500	$—	$—	$45,615	$808,315
Stephen P. Koch(7)	2011	$355,000	$525,400	$186,450	$674,413	$—	$—	$60,710	$1,801,973
Senior Vice President,	2010	$321,485	$434,778	$206,200	$513,990	$—	$—	$14,044	$1,490,497
Operations
William K. Sales, Jr.	2011	$375,000	$568,000	$186,450	$674,413	$—	$707,253	$16,541	$2,527,657
Senior Vice President,	2010	$340,000	$213,500	$206,200	$513,990	$—	$381,813	$19,097	$1,674,600
Operations	2009	$330,000	$46,200	$—	$386,500	$—	$237,408	$20,242	$1,020,350

(1)
The amounts shown were paid under our Corporate Officers Bonus Plan for 2011, 2010 and 2009.

(2)
The amounts in this column reflect the grant date fair value of the restricted stock awarded in 2011 and 2010. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (the "Codification") and pursuant to the Company's equity compensation plans by multiplying the closing price of the Company's common stock on the grant date by the number of shares awarded to each officer. No restricted stock was awarded to any executive officer in 2009.

(3)
The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2011, 2010 and 2009, respectively. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(4)
The Company has no non-equity incentive compensation plan other than the Corporate Officers Bonus Plan, which went into effect for 2008 and is accounted for under the "Bonus" column of the table.

(5)
The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman and Mr. Koch. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2011. The amounts in the table are calculated in accordance with the amended and restated SERP that became effective as of January 1, 2009. A large portion of the increase in the pension value in 2011 was due to a decrease in the discount rate used for the calculation from 5.50% to 4.25%. The following summarizes the total change in pension value due to the change in the discount rate and other factors:

Name	Change in Pension Value Due To Change in Discount Rate	Change in Pension Value— All Other	Total Change in Pension Value
David H. Hannah	$1,221,406	$777,210	$1,998,616
Gregg J. Mollins	$867,409	$470,792	$1,338,201
Karla R. Lewis	$442,576	$147,349	$589,925
William K. Sales, Jr.	$436,038	$271,215	$707,253
(6)
The 2011 all other compensation amounts are comprised of the following:

Name	401(k) Match Contributions	ESOP Contributions	Company Contributions to Deferred Compensation Plan	Dividend Equivalents on Restricted Stock	Relocation Bonus	All Other Compensation
David H. Hannah	$7,350	$5,831	$—	$18,240	$—	$31,421
Gregg J. Mollins	$7,350	$5,831	$—	$7,920	$—	$21,101
Karla R. Lewis	$7,350	$5,831	$—	$5,040	$—	$18,221
James D. Hoffman	$7,350	$5,831	$75,000	$3,360	$500,000	$591,541
Stephen P. Koch	$7,350	$—	$50,000	$3,360	$—	$60,710
William K. Sales, Jr.	$7,350	$5,831	$—	$3,360	$—	$16,541
(7)
Mr. Koch was appointed an executive officer as of April 1, 2010; therefore, only his 2011 and 2010 compensation information is included in the table. Prior to his appointment as an executive officer of Reliance, he was the president of a wholly-owned subsidiary. The compensation paid to him by that subsidiary for the period January 1, 2010 to March 31, 2010 is included.

 2011 Realized Compensation

        The total compensation for each of the named executive officers as shown on the Summary Compensation Table above includes items that are derived based on certain rules adopted by the SEC and does not necessarily reflect the direct, realized compensation received by these named executive officers in any particular year. To supplement the information provided as required in the Summary Compensation Table, we have set forth below an additional table to show the compensation actually realized by each named executive officer as reported on the named executive officer's Form W-2 for each of the years shown.

2011 Realized Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Value Realized On Stock Option Exercises ($)	Value Realized On Vesting of Stock Awards ($)		All Other Compensation ($)	Total Realized Compensation(1) ($)
David H. Hannah	2011	$800,000	$457,500	$—	$186,080		$18,240	$1,461,820
Chairman and Chief	2010	$725,000	$98,000	$1,119,085	$—		$8,900	$1,950,985
Executive Officer	2009	$700,000	$1,883,000	$811,139	$—		$8,400	$3,402,539
Gregg J. Mollins	2011	$575,000	$335,500	$—	$93,040		$7,920	$1,011,460
President and Chief	2010	$535,000	$72,800	$1,617,861	$—		$6,900	$2,232,561
Operating Officer	2009	$520,000	$1,398,800	$—	$—		$8,400	$1,927,200
Karla R. Lewis	2011	$425,000	$244,000	$—	$69,780		$5,040	$743,820
Executive Vice President	2010	$387,500	$52,500	$577,920	$—		$6,400	$1,024,320
and Chief Financial	2009	$375,000	$1,008,750	$840,947	$—		$8,400	$2,233,097
Officer
James D. Hoffman	2011	$375,000	$213,500	$—	$46,520		$563,360	$1,198,380
Senior Vice President,	2010	$340,000	$46,200	$—	$—		$35,900	$422,100
Operations	2009	$330,000	$762,992	$—	$—		$8,400	$1,101,392
Stephen P. Koch	2011	$355,000	$155,550	$—	$46,520		$3,360	$560,430
Senior Vice President,	2010	$321,485	$380,978	$—	$—		$3,800	$706,263
Operations
William K. Sales, Jr.	2011	$375,000	$213,500	$—	$232,970	(2)	$3,360	$824,830
Senior Vice President,	2010	$340,000	$46,200	$2,041,705	$—		$5,900	$2,433,805
Operations	2009	$330,000	$887,700	$—	$—		$8,400	$1,226,100

(1)
Total realized compensation reflects the amounts reported as compensation on the named executive officers' respective Forms W-2 and includes the named executive officer's base salary, cash incentive bonus, the fair value of stock awards that vested, realized gains on stock options that were exercised and all other compensation paid to the named executive officer in the each of the identified years. The stock awards that vested and the stock options that were exercised that are included in the compensation reported on the Forms W-2 were granted in prior years and were accounted for in the grant year in the Summary Compensation Table at assumed values. The amounts shown as total realized compensation differ substantially from the amounts determined under the applicable SEC rules and reported on the Summary Compensation Table on page 33 and are not a substitute for the total compensation shown on the Summary Compensation Table. Realized compensation for 2011 can be reconciled to total compensation as reported in the Summary Compensation Table as follows: (1) total compensation, as determined under applicable SEC rules, minus (2) the difference between bonus earned under SEC rules as compared to the bonus amount actually paid in the year reported, minus (3) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns), minus (4) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column), minus (5) Company 401(k), ESOP and Deferred Compensation Plan contributions, as applicable, plus (6) the value realized from the exercise of stock options or vesting of restricted shares before payment of any applicable withholding taxes and brokerage commissions.

(2)
Mr. Sales made an election under IRC section 83(b) to be taxed on the entire value of his August 2011 restricted stock award of $186,450 as of the date of the grant as opposed to when the shares vest. Included in the total is also the value realized from vesting of stock awards granted to him in 2010 of $46,520.

Grants of Plan Based Awards

        The Company has no non-equity or equity incentive plans for its executive officers other than the Corporate Officers Bonus Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table and the Earle M. Jorgensen incentive stock option plan with respect to James D. Hoffman. The following table sets forth plan-based awards granted to the executive officers named above during 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)(4)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)				Grant Date Fair Value of Stock and Option Awards ($)(5)
David H. Hannah		323,000	1,275,000	2,550,000	—	—	—
	2/23/11								100,000	55.73	2,697,650
	8/8/11							40,000			1,491,600
Gregg J. Mollins		228,000	900,000	1,800,000	—	—	—
	2/23/11								50,000	55.73	1,348,825
	8/8/11							15,000			559,350
Karla R. Lewis		171,000	675,000	1,350,000	—	—	—
	2/23/11								40,000	55.73	1,079,060
	8/8/11							7,500			279,675
James D. Hoffman		152,000	600,000	1,200,000	—	—	—
	2/23/11								25,000	55.73	674,413
	8/8/11							5,000			186,450
Stephen P. Koch		140,600	555,000	1,110,000	—	—	—
	2/23/11								25,000	55.73	674,413
	8/8/11							5,000			186,450
William K. Sales, Jr.		152,000	600,000	1,200,000	—	—	—
	2/23/11								25,000	55.73	674,413
	8/8/11							5,000			186,450

(1)
Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2011 under the Corporate Officers Bonus Plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the Corporate Officers Bonus Plan. The award amount is a percent of the named executive officer's year-end salary, with the percent based upon the current year return on beginning shareholders' equity. In order to receive any award, the return on beginning shareholders' equity must be at least 6%, which results in an award of 38% of the named executive officer's current year base salary. The 2011 target amount is based on a return on beginning shareholders' equity of 13%, which is based on the Company's long-term average return on beginning shareholders' equity, and results in an award of 150% of the named executive officer's base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer's current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how bonuses would be calculated under the Corporate Officers' Bonus Plan if the specified levels of return on beginning shareholders' equity were achieved.

(2)
The number of shares of restricted stock awarded to each named executive officer in August 2011.

(3)
The number of non-qualified stock options awarded to each named executive officer in February 2011.

(4)
The exercise price of the stock options awarded in 2011.

(5)
The amounts in this column reflect the grant date fair value of the restricted stock and options awarded in 2011. These values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

 Option Exercises and Stock Vested

        The following table sets forth information for the named executive officers with regard to the aggregate stock options exercised during the year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David H. Hannah	—	$—	4,000	$186,080
Gregg J. Mollins	—	$—	2,000	$93,040
Karla R. Lewis	—	$—	1,500	$69,780
James D. Hoffman	—	$—	1,000	$46,520
Stephen P. Koch	—	$—	1,000	$46,520
William K. Sales, Jr.	—	$—	1,000	$46,520

(1)
The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.

(2)
The amounts are based on the closing price of the Company's common stock on the date that the restricted shares became vested.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth outstanding equity awards held by the named executive officers at December 31, 2011, all of which were granted under the Company's Amended and Restated Stock Option and Restricted Stock Plan and, with respect to Mr. Hoffman, the Earle M. Jorgensen 2004 Stock Incentive Plan:

						Stock Awards
	Option Awards
								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David H. Hannah	50,000	—	—	$44.86	3/2/2014	56,000	$2,726,640	—	—
	75,000	25,000	—	$56.80	2/26/2015	—	—	—	—
	50,000	50,000	—	$33.70	4/27/2016	—	—	—	—
	25,000	75,000	—	$42.81	2/23/2017	—	—	—	—
	—	100,000	—	$55.73	2/23/2018	—	—	—	—
Gregg J. Mollins	30,000	—	—	$44.86	3/2/2014	23,000	$1,119,870	—	—
	37,500	12,500	—	$56.80	2/26/2015	—	—	—	—
	25,000	25,000	—	$33.70	4/27/2016	—	—	—	—
	12,500	37,500	—	$42.81	2/23/2017	—	—	—	—
	—	50,000	—	$55.73	2/23/2018	—	—	—	—
Karla R. Lewis	40,000	—	—	$44.86	3/2/2014	13,500	$657,315	—	—
	30,000	10,000	—	$56.80	2/26/2015	—	—	—	—
	20,000	20,000	—	$33.70	4/27/2016	—	—	—	—
	10,000	30,000	—	$42.81	2/23/2017	—	—	—	—
	—	40,000	—	$55.73	2/23/2018	—	—	—	—
James D. Hoffman	25,000	—	—	$44.86	3/2/2014	9,000	$438,210	—	—
	5,625	1,875	—	$56.80	2/26/2015	—	—	—	—
	2,676	—	—	$24.92	6/17/2015	—	—	—	—
	12,500	12,500	—	$33.70	4/27/2016	—	—	—	—
	6,250	18,750	—	$42.81	2/23/2017
	—	25,000	—	$55.73	2/23/2018	—	—	—	—
Stephen P. Koch	3,750	3,750	—	$33.70	4/27/2016	9,000	$438,210	—	—
	6,250	18,750	—	$42.81	2/23/2017	—	—	—	—
	—	25,000	—	$55.73	2/23/2018	—	—	—	—
William K. Sales, Jr.	25,000	—	—	$44.86	3/2/2014	9,000	$438,210	—	—
	18,750	6,250	—	$56.80	2/26/2015	—	—	—	—
	12,500	12,500	—	$33.70	4/27/2016	—	—	—	—
	6,250	18,750	—	$42.81	2/23/2017	—	—	—	—
	—	25,000	—	$55.73	2/23/2018	—	—	—	—

(1)
The table below shows the vesting schedule for all unexercisable options and unvested restricted stock. All options vest at the rate of 25% per year, commencing one year from the date of the grant and all restricted stock awards vest at the rate of 20% per year, commencing one year from the date of the grant:

		Vesting Schedule For Unvested Options and Restricted Stock
Name	Grant Date	2012	2013	2014	2015	2016
David H. Hannah	2/26/2008(A)	25,000	—	—	—	—
	4/27/2009(A)	25,000	25,000	—	—	—
	2/23/2010(A)	25,000	25,000	25,000	—	—
	7/26/2010(B)	4,000	4,000	4,000	4,000	—
	2/23/2011(A)	25,000	25,000	25,000	25,000	—
	8/8/2011(B)	8,000	8,000	8,000	8,000	8,000

		Vesting Schedule For Unvested Options and Restricted Stock
Name	Grant Date	2012	2013	2014	2015	2016
Gregg J. Mollins	2/26/2008(A)	12,500	—	—	—	—
	4/27/2009(A)	12,500	12,500	—	—	—
	2/23/2010(A)	12,500	12,500	12,500	—	—
	7/26/2010(B)	2,000	2,000	2,000	2,000	—
	2/23/2011(A)	12,500	12,500	12,500	12,500	—
	8/8/2011(B)	3,000	3,000	3,000	3,000	3,000
Karla R. Lewis	2/26/2008(A)	10,000	—	—	—	—
	4/27/2009(A)	10,000	10,000	—	—	—
	2/23/2010(A)	10,000	10,000	10,000	—	—
	7/26/2010(B)	1,500	1,500	1,500	1,500	—
	2/23/2011(A)	10,000	10,000	10,000	10,000	—
	8/8/2011(B)	1,500	1,500	1,500	1,500	1,500
James D. Hoffman	2/26/2008(A)	1,875	—	—	—	—
	4/27/2009(A)	6,250	6,250	—	—	—
	2/23/2010(A)	6,250	6,250	6,250	—	—
	7/26/2010(B)	1,000	1,000	1,000	1,000	—
	2/23/2011(A)	6,250	6,250	6,250	6,250	—
	8/8/2011(B)	1,000	1,000	1,000	1,000	1,000
Stephen P. Koch	4/27/2009(A)	1,875	1,875	—	—	—
	2/23/2010(A)	6,250	6,250	6,250	—	—
	7/26/2010(B)	1,000	1,000	1,000	1,000	—
	2/23/2011(A)	6,250	6,250	6,250	6,250	—
	8/8/2011(B)	1,000	1,000	1,000	1,000	1,000
William K. Sales, Jr.	2/26/2008(A)	6,250	—	—	—	—
	4/27/2009(A)	6,250	6,250	—	—	—
	2/23/2010(A)	6,250	6,250	6,250	—	—
	7/26/2010(B)	1,000	1,000	1,000	1,000	—
	2/23/2011(A)	6,250	6,250	6,250	6,250	—
	8/8/2011(B)	1,000	1,000	1,000	1,000	1,000

(A)
Unvested stock option award.

(B)
Unvested restricted stock award.

Stock Plans

        In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the "2004 Plan"). The Board of Directors authorized 6,000,000 shares of the Company's common stock to be reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006, as approved by the shareholders on that date, the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to ten years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company's common stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, is also referred to as the "Stock Plan.") There are 3,260,850 common shares available for issuance and 4,272,635 non-qualified stock options and 134,800 shares of restricted stock have been granted and are outstanding under the Stock Plan as of December 31, 2011. The Stock Plan provides for granting of stock options that may be either "Incentive Stock Options" within the meaning of Section 422A of the Code or "Non-Qualified Stock Options" which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of common stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent provisions of the Internal Revenue Code, is deemed to own) more than 10% of the outstanding common stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation Committee. Stock options may not be granted more than ten years from the date of the Stock Plan and expire up to ten years from the date of the grant, as determined appropriate by the Compensation Committee. All options outstanding as of December 31, 2011 have seven-year terms and vest at the rate of 25% per year, commencing one year from the date of grant. All shares of restricted stock awarded under the 2004 Plan and outstanding as of December 31, 2011 have dividend rights and vest at the rate of 20% per year, commencing one year from the date of grant. The Stock Plan expires by its terms as of December 31, 2013.

        In March 2012, the Compensation Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of 391,050 restricted stock units, of which 106,000 restricted stock units were granted to the named executive officers. This is the first time that the Board has awarded restricted stock units. Each restricted stock unit represents the right to acquire one share of the Company's common stock and certain cash or stock dividends related to such shares; provided that the shares and dividends become vested only if the performance or service criteria are met as of the end of the three-year performance period. As discussed in the Compensation Discussion and Analysis beginning on page 15, the performance criteria for the named executive officers are principally return on assets and operating income growth, although 20% of the restricted stock units granted to named executive officers other than our CEO will vest if the named executive officer continues to be employed by the Company until December 31, 2014.

        In February 2011, the Compensation Committee recommended and the independent, non-management directors on the Board of Directors approved the grant of non-qualified options to acquire a total of 1,037,250 shares of the Company's common stock, of which 265,000 non-qualified stock options were granted to the named executive officers, at an exercise price of $55.73 per share. All of these stock options have a term of seven years, becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant.

        In connection with our acquisition of EMJ in April 2006, the Company assumed the EMJ incentive stock option plan ("EMJ Plan") and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance common stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. Options granted under the EMJ Plan have ten-year terms and became fully vested as of March 31, 2009. There are 50,925 incentive stock options granted and outstanding under the EMJ plan as of December 31, 2011. James D. Hoffman, who became an executive officer of Reliance as of October 1, 2008, holds 2,676 of these incentive stock options.

Incentive Bonus Plans

        In February 2008 the Compensation Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan that is a non-equity incentive bonus plan available to all officers of Reliance, including the named executive officers. The Corporate Officers Bonus Plan was approved by the shareholders in May 2008. The Corporate Officers Bonus Plan is an annual cash incentive payment based on the Company's performance. The amounts of the bonuses for the named executive officers are the result of a quantitative calculation based on the annual return on beginning shareholders' equity of the Company (net income for the year, as reported, divided by the shareholders' equity at the beginning of the year; net income and shareholders' equity may be adjusted due to certain non-recurring events as determined by the Compensation Committee and approved by the independent directors). The Compensation Committee has more discretion for corporate officers other than the named executive officers to determine annually, based on both qualitative and subjective criteria, what maximum percent of base salary would be paid as a bonus. For the named executive officers, the Compensation Committee, as approved by the independent directors on the Board each year, adopts a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders' equity of the Company. The scale provides for a bonus to be paid to named executive officers if the rate of return on beginning shareholders' equity is 6% or more, with the corresponding percent of salary ranging from 12.5% to 300% for 2010, 38% to 300% for 2011 and 2012. A bonus of 100% of base salary was the target for 2010 and that amount was increased to 150% for 2011 and 2012. The target would be attained if the Company's rate of return on beginning shareholders' equity was 13% in 2010, 2011 and 2012. A maximum of 300% of base salary may be attained if the rate of return is 25% or greater.

        Our divisions and subsidiaries have separate incentive bonus plans structured to allow them to participate in pretax income if the income exceeds established goals to provide bonuses to certain of the officers and managers, based upon the earnings of the respective subsidiary or division. These bonus plans are reviewed periodically by the executive officers of Reliance and the subsidiary boards of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary's bonus plan and receive no other compensation from any subsidiary.

401(k) Retirement Savings Plan

        Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the "401(k) Plan") was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the 401(k) Plan. The 401(k) Plan allows each subsidiary's Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the 401(k) Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the 401(k) Plan as of December 31, 2011.

        Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan and Deferred Compensation Plan

        In 1996, Reliance adopted a SERP, which provides post-retirement benefits to certain named executive officers, among others. Under the SERP as adopted and in effect through December 31, 2008, benefits equaled 50% of the average of the participant's highest five years of the last ten years of total cash compensation, offset by amounts received from the Company contributions to and earnings on the participant's 401(k) Plan and the ESOP accounts, as well as amounts received through social security. The SERP was amended in 1999 to provide for a pre-retirement death benefit.

        Effective January 1, 2009, the SERP was amended and restated principally to shift the risk of performance of the individual's retirement plan investments from the Company to the participant. Other objectives were to freeze the SERP to new participants, to bring the documents into compliance with IRS Rule 409A and to clarify certain provisions of the SERP. The most significant change was to eliminate the offsets to the participants' benefit payments. Under the SERP as amended, benefit payments will equal 38% of the average of the participant's highest five years of the last ten years of total cash compensation ("Final Average Compensation"), without any deduction. Prior to the amendment, the benefit was calculated as 50% of the average of the participant's highest five years of the last ten years of total cash compensation, subject to the offsets referenced above. The new percentage should provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment. Other changes include paying the pre-retirement death benefit over a period of ten years, making the change of control benefit payable to all participants in a lump sum in the event of a change of control, and a delay in payments for "specified employees" as defined under Rule 409A.

        The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, is as follows:

Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During 2011
David H. Hannah	Supplemental Executive Retirement Plan	31	$7,935,236	$-0-
Gregg J. Mollins	Supplemental Executive Retirement Plan	25	$4,708,538	$-0-
Karla R. Lewis	Supplemental Executive Retirement Plan	20	$1,524,655	$-0-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	14	$2,139,166	$-0-

(1)
James D. Hoffman and Stephen P. Koch are not participants in the SERP.

(2)
A change in the interest rate assumption in 2011 as compared to 2010 resulted in a $3.0 million increase in the total present value for the named executive officers.

        Reliance adopted a deferred compensation plan effective December 1, 2008, which is administered by the Compensation Committee. Named executive officers who participate in the SERP do not participate in the deferred compensation plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2011	Company Contributions for 2011	Aggregate Earnings in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11
James D. Hoffman	$—	$75,000(1)	$(598)	$—	$381,220(3)
Stephen P. Koch	$—	$50,000(2)	$—	$—	$50,000

(1)
In 2011, $75,000 was reported as Other Compensation to James D. Hoffman in the Summary Compensation Table.

(2)
In 2011, $50,000 was reported as Other Compensation to Stephen P. Koch in the Summary Compensation Table.

(3)
In 2010 and 2009, $75,000 and $30,000, respectively, were reported as Other Compensation to James D. Hoffman in the Summary Compensation Table.

Employee Stock Ownership Plan

        In 1974, Reliance adopted an ESOP that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our common stock. All non-union Reliance employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half years of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant's compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum compensation amounts established by the Internal Revenue Service ($245,000 for 2011). Dividends on the common stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee's fees. Our cash contribution was $1,400,000 for 2011. The cash contribution is used to purchase shares of our common stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries are not eligible to participate under our ESOP.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2011 regarding shares outstanding and available for issuance under our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan, our Directors Equity Plan and the EMJ incentive stock option plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	4,515,560	$47.39	3,527,077
Equity compensation plans not approved by security holders	—	—	—

Total	4,515,560	$47.39	3,527,077

  Risks Related to Compensation Plans

        Our Compensation Committee has concluded that the Company's various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company. Each year our Compensation Committee reviews the Company's existing compensation plans and policies to ensure that they continue to support the Company's objectives and enhance shareholder value, including to the extent there have been any changes to the Company's risk profile.

        Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers: base salary, incentive cash bonus, equity compensation and a retirement benefit. Sales personnel generally are also paid commissions on the gross profit from sales. Our bonus plans provide variable compensation and are performance based programs triggered by various financial and operational measures, including most commonly return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time discretionary bonuses may be awarded to individual employees based upon that individual's performance and contribution to the results of the Company as a whole. Any discretionary bonus or commission awarded in connection with a particular transaction would be based principally on the profitability of the transaction and payable on completion. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation Committee and the Board of Directors approves all grants of stock options or restricted stock.

        The named executive officers are entitled to incentive cash bonuses only if the return on beginning shareholders equity exceeds 6%, but if the return on beginning shareholders equity exceeds 25%, they would be entitled to receive 300% of their base salaries. Restricted stock units granted in March 2012 to named executive officers and other key employees are subject to forfeiture if the performance criteria are not met by December 31, 2014. The performance criteria require (i) a minimum return on assets of 8%, but the named executive officer will not be vested in 100% of the restricted stock units subject to this performance goal unless the return on assets exceeds 13%, and (ii) an operating income CAGR of at least 3%, but the named executive officer will not be vested in 100% of the restricted stock units subject to this performance goal unless the operating income CAGR exceeds 10%. The Compensation Committee believes that having multiple performance metrics will reduce the likelihood of excessive risk taking. Moreover, the Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires all or a portion of the incentive cash bonus or restricted stock to be returned to the Company if the financial statements are restated or there is a material adverse change in the factors underlying the performance criteria. To ensure retention of key employees a portion of restricted stock units (other than those awarded to the CEO) will vest if the individual continues to be employed by the Company or an affiliate until the end of the performance period.

        The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. During 2011, our average order was approximately $1,590 and our metals service centers wrote and delivered over 5,130,000 orders. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metals service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is uncommon for our operating units to enter into a material contract or agreement, and, on those occasions when a material contract is being considered, senior management is always involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material effect on the Company's consolidated results.

        By focusing on profitability as one of our principal performance measures, we believe that our key employees are encouraged to reduce risk and to focus on long term objectives. Consequently, we believe that our division and subsidiary management take a more balanced, realistic approach in evaluating any opportunity that arises and avoid excessive risk taking.

DIRECTOR COMPENSATION

        In 2006, the Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors and recommended that the director compensation be reviewed every two years. The 2010 review resulted in a recommendation, based on practices at comparable companies, that the Company pay each non-management director an annual retainer and pay additional amounts to chairs of the standing committees of the Board, as well as provide for grants of restricted stock, rather than stock options. The recommendation was adopted and, for 2011, each non-management director was paid an annual retainer of $120,000, paid in quarterly installments of $30,000 each, with no additional fees payable for attendance at Board and committee meetings or any meeting of the non-management directors. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $15,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid in quarterly installments. Mr. Hannah, who was elevated to the position of Chairman in October 2007, does not receive an annual retainer or other fees for his service as Chairman or as a director. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.

        In May 1998, the shareholders approved the Directors Stock Option Plan (as subsequently amended and restated, the "Directors Plan") for non-employee directors. There were 600,000 shares of our common stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our common stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director's unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant.

        In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of common stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2011 there were 192,000 options granted and outstanding. No new grants are allowed under the Directors Plan.

        In May 2011 the Directors Plan was replaced by the Directors Equity Plan to allow for the grant of shares of common stock, rather than merely the grant of non-qualified stock options. The Directors Equity Plan, which was approved by shareholders at the 2011 Annual Meeting, provides for an automatic annual grant of shares of the Company's common stock having a market value of approximately $120,000 to each director, rounding to the nearest whole share based on the closing market price on the date of the grant, which is the date of the Annual Meeting of Shareholders. Shares granted are fully vested immediately. The Directors Equity Plan also allows for the granting of stock options, but such grants are not automatic. As of December 31, 2011, there were 233,921 shares available for issuance under the Directors Equity Plan.

        In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company's common stock. Directors are required to own shares of the Company's common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company's common stock. The Nominating and Governance Committee recommended and the Board approved changing this requirement to establish a minimum holding requirement for each director of shares of Reliance common stock having a market value of $300,000. John G. Figueroa, our newest director, is the only director who has not yet met this requirement.

Director Summary Compensation Table

        The following table sets forth certain information regarding fees paid and expense for equity awards under the Directors Equity Plan during 2011:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John G. Figueroa	$120,000	$119,995	$—	$—	N/A	N/A	$239,995
Thomas W. Gimbel	$120,000	$119,995	$—	$—	N/A	N/A	$239,995
Douglas M. Hayes	$135,000	$119,995	$—	$—	N/A	N/A	$254,995
Franklin R. Johnson	$140,000	$119,995	$—	$—	N/A	N/A	$259,995
Mark V. Kaminski	$130,000	$119,995	$—	$—	N/A	N/A	$249,995
Andrew G. Sharkey, III	$130,000	$119,995	$—	$—	N/A	N/A	$249,995
Leslie A. Waite	$120,000	$119,995	$—	$—	N/A	N/A	$239,995

(1)
The amounts in this column reflect the grant date fair value of the shares of stock awarded in 2011. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and are based on the closing price of the Company's common stock on the date of the grant.

(2)
The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each director, as applicable, at December 31, 2011:

Director	Grant Date Per Share Fair Value	Number of Options Outstanding
Thomas W. Gimbel	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Douglas M. Hayes	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Franklin R. Johnson	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Mark V. Kaminski	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Andrew G. Sharkey, III	$25.54	6,000
	$18.74	6,000
	$22.09	6,000
Leslie A. Waite	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
	$18.74	6,000
	$22.09	6,000

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of January 31, 2012, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Outstanding Shares Owned
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	6,437,723(3)	8.58%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	6,014,921(4)	8.02%
FMR LLC 82 Devonshire Street Boston, MA 02109	4,062,151(5)	5.41%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,825,076(6)	5.10%
John G. Figueroa 8386 Kugler Mill Road Cincinnati, Ohio 45243	2,297	*
Thomas W. Gimbel, Trustee of Florence A. Neilan Trust dated August 1, 2006 2670 Lorain Rd. San Marino, CA 91108	1,906,413(7)	2.54%
David H. Hannah	535,000(8)	*
Douglas M. Hayes 2545 Roscomare Rd. Los Angeles, CA 90077	57,492(9)	*
Franklin R. Johnson 350 South Grand Avenue, Suite 4800 Los Angeles, CA 90071	39,297(10)	*
Mark V. Kaminski 3521 Winterberry Circle Louisville, KY 40207	58,297(11)	*
Gregg J. Mollins	320,182(12)	*
Andrew G. Sharkey, III 112 Middleton Place Ponte Verde Beach, FL 32082	26,865(13)	*
Leslie A. Waite 55 South Lake Street, Suite 750 Pasadena, CA 91101	144,109(14)	*
Karla R. Lewis	179,312(15)	*
James D. Hoffman	78,198(16)	*
Stephen P. Koch	32,500(17)	*
William K. Sales, Jr.	139,008(18)	*
All directors and executive officers as a group (15 persons)	3,611,266(19)	4.76%

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)
Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)
Royce & Associates LLC filed an amended Schedule 13-G on January 20, 2012 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.

(4)
Lord, Abbett & Co. LLC filed an amended Schedule 13-G on February 14, 2012 in which it identifies itself as an investment adviser having sole voting power over 5,537,021 shares and sole dispositive power over 6,014,921shares.

(5)
FMR LLC filed a Schedule 13-G on February 14, 2012 in which it identifies itself as a parent holding company having sole voting power over 951 shares and sole dispositive power over 4,062,151 shares.

(6)
BlackRock, Inc. filed an amended Schedule 13-G on February 8, 2012 in which it identifies itself as a parent holding company, with sole voting and dispositive power over the reported shares.

(7)
A Schedule 13D was filed in October 2006 on behalf of Thomas W. Gimbel, Trustee of the Florence A. Neilan Trust dated August 1, 2006. Of the 1,870,413 shares reported based on the most recent Form 4 filed by Mr. Gimbel, (a) 146,180 shares are held by Thomas W. Gimbel as Trustee of the Florence A. Neilan Trust dated August 1, 2006, (b) 1,703,033 shares are owned by Thomas W. Gimbel, and (c) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel's minor children. Mr. Gimbel disclaims beneficial ownership of the shares held as Trustee of the Florence A. Neilan Trust dated August 1, 2006 and the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel's minor children. Includes 36,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $18.31 to $66.28 per share.

(8)
Includes 275,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $33.70 to $56.80 per share. All of the shares are owned jointly with Mr. Hannah's wife. Excludes 27,535 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan ("ESOP").

(9)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $66.28 per share. Of the 21,492 shares reported based on the most recent Form 4 filed by Mr. Hayes, (a) 19,195 shares are held by Douglas M. Hayes as Trustee of the Douglas and Connie Hayes Living Trust, and (b) 2,297 shares are owned by Douglas M. Hayes.

(10)
Includes 30,000 shares issuable upon the exercise of options held by Mr. Johnson, with exercise prices of $38.00 to $66.28 per share.

(11)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $18.31 to $66.28 per share.

(12)
Includes 142,500 shares issuable upon the exercise of options held by Mr. Mollins, with exercise prices of $33.70 to $56.80 per share. All of the shares are owned jointly with Mr. Mollins' wife. Excludes 12,164 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(13)
Includes 18,000 shares issuable upon the exercise of options held by Mr. Sharkey, with an exercise price of $38.00 to $66.28 per share. Of the 8,865 shares reported based on the most recent Form 4 filed by Mr. Sharkey, (a) 6,568 shares are held by Andrew G. Sharkey, III as Trustee of the Sharkey Family Trust, and (b) 2,297 shares are owned by Andrew G. Sharkey, III.

(14)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $18.31 to $66.28 per share.

(15)
Includes 130,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $33.70 to $56.80 per share. Excludes 5,271 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(16)
Includes 66,426 shares issuable upon the exercise of options held by Mr. Hoffman, with exercise prices of $24.92 to $56.80 per share. Excludes 210 shares with respect to which Mr. Hoffman has a vested right and shared voting power pursuant to our ESOP.

(17)
Includes 22,500 shares issuable upon the exercise of options held by Mr. Koch, with exercise prices of $33.70 to $55.73 per share. Excludes 1,196 shares with respect to which Mr. Koch has a vested right and shared voting power pursuant to our 401(k) Plan.

(18)
Includes 81,250 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $33.70 to $56.80 per share. Excludes 2,249 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(19)
See notes 7 through 18, plus 92,296 shares held by other executive officers which include 55,000 shares issuable upon the exercise of options, with exercise prices of $33.70 to $56.80 per share.

  Code of Ethics

        Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address shown on the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

  Corporate Governance

        The Board of Directors has adopted Principles of Corporate Governance ("Principles") outlining the responsibilities of the Board. These Principles are posted on the Company's website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown on the first page above. Information on our website is not part of this proxy statement. The Board's primary role is to represent the interests of the Company's shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions, including the review and approval of each acquisition and the annual capital expenditure budget, and annually reviews and approves management's succession plan. In addition, the Board reviews management's safety program and record.

        The Board of Directors consists of nine directors, seven of whom are independent. As a result of the amendment of the Company's Bylaws approved by our shareholders at the 2011 Annual Meeting of Shareholders eliminating the classified Board of Directors, all directors are elected to serve a one-year term. The Board has determined that directors should retire at the age of 75.

        Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company's Annual Meeting of Shareholders. In addition, the Board annually will tour one or more of the Company's facilities and meet with local management of those facilities. During 2011, the Board of Directors met ten times, including meetings held by conference telephone call. No director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served during the period for which he has served as a director. All of the directors attended the Annual Shareholders Meeting held in May 2011.

        Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the

Board in care of the Corporate Secretary of Reliance at the Company's corporate headquarters address shown above.

  Committees

        The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown above. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

        The Audit Committee assists the Board in fulfilling the Board's oversight responsibilities over Reliance's financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance's independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is an Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski, Sharkey and Waite, are financially literate. Mr. Sharkey became a member of the Audit Committee in January 2011. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company's internal audit function and approves the compensation of the Internal Audit Director. In 2011, the Audit Committee met nine times and conferred by phone and email as needed.

        The Compensation Committee assists the Board in determining the compensation of the Company's corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company's corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company's proxy statement in accordance with applicable rules and regulations. The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the Company's compensation policies and does so by gathering both current and historical information relevant to compensation paid to corporate officers, including the named executive officers, of the Company and a peer group identified by the Compensation Committee with the advice of a consultant, and from time to time other public companies that the Compensation Committee determines to be comparable. After reviewing that information and information regarding the Company's performance and the performance of individual officers and obtaining and discussing recommendations for compensation for corporate officers with our CEO, the Compensation Committee develops its own recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then presents these recommendations to the non-management members of the Board of Directors in executive session. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and other corporate officers.

        In addition to its annual review of the compensation of corporate officers of Reliance, the Compensation Committee administers our long-term incentive plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any equity award, to interpret the plans, to propose changes in the compensation policy and to make all other determinations for administering the plans and policies; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The Compensation Committee annually reviews its Charter. The members of the Compensation Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In January 2011 Mark V. Kaminski became the Chair of the Compensation Committee, and John G. Figueroa became a member of the Committee. In 2011, the Compensation Committee met five times, and conferred by phone and email as needed.

        The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company's Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

        The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. When he joined the Board in October 2010, John G. Figueroa became a member of the Nominating and Governance Committee. In January 2011, Andrew G. Sharkey, III, became Chair of the Committee. The Nominating and Governance Committee recommended, and the Board adopted, those Principles of Corporate Governance posted on our website. In October 2007, the Nominating and Governance Committee recommended that David H. Hannah, the Company's Chief Executive Officer, succeed Joe D. Crider as Chairman, and the independent, non-management directors approved that promotion. As discussed in greater detail above in the Board's response to Proposal #4, in light of the fact that the Company has a strong, independent Board and an independent Lead Director, the Nominating and Governance Committee and the Board determined that it was in the best interests of the Company for Mr. Hannah to serve as both Chairman and Chief Executive Officer. In 2011, the Nominating and Governance Committee met two times, and conferred by phone and email as needed.

  Nomination of Directors: Diversity Considerations

        Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by shareholders. Any candidates for consideration should share the Company's core values and have the highest ethical standards and be well-respected, with experience, knowledge and expertise to complement the other directors on the Board. The Nominating and Governance Committee considers management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law and marketing and succession planning to fill a need for a particular skill set. The Board encourages the Nominating and Governance Committee to seek diverse experiences and backgrounds when considering candidates. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee's assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any proposed nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and non-management candidates must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

  The Role of the Board of Directors in Risk Assessment

        The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company's reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company's financial statements and certain regulatory risks. The Audit Committee meets with the Company's independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company's internal audit director and also has an annual executive session with the internal audit director. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company's financial management, internal audit director, in-house counsel and the independent registered public accounting firm.

        To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and the Company's independent registered public accounting firm.

        In the Board's non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. In January 2012 the Lead Director requested a strategic planning meeting with the directors and all of the operational officers of the Company for the purpose of performing a SWOT analysis, discussing the Strengths, Weaknesses, Opportunities and Threats that management has identified with respect to the Company's operations. The Board expects to schedule such meetings annually. The Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. In the event that any material risk affecting the Company arises between meetings, the Board of Directors is informed promptly by email or conference telephone call. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

  Executive Session

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers or employees and include directors, if any, who are not "independent" by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a "Lead Director." An executive session is held in conjunction with each regularly scheduled quarterly

Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been elected by the independent directors to act as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

  Chairman and CEO

        As discussed in greater detail above in the Board's response to Proposal #4, the Board has carefully considered whether to separate the roles of chairman and chief executive officer, and the Board has concluded that splitting the roles is not beneficial in all companies and is not appropriate for Reliance. The Board believes, as some studies have shown, that the costs of separation are greater than the benefits. Having a strong independent Lead Director as we do balances the Chairman and Chief Executive Officer and eliminates risks often associated with combining the roles. The Chairman and the Lead Director work together to resolve any issues that arise and to develop a consensus among the directors. The Board has determined that Mr. Hannah is the best qualified person to serve as both Chief Executive Officer and Chairman and desires to retain the flexibility to make decisions in the future based on who, at that time, is best qualified to serve the needs of the Company. Having the Chief Executive Officer serve as Chairman strengthens his authority to speak for the Company and provides greater efficiencies in preparing agendas, reports and documents for the directors and increasing the flow of information between management and the Board. The independent directors provide necessary oversight of and guidance to the Chief Executive Officer and make all determinations regarding his evaluation and compensation. The Company has consistently outperformed its peers with a cooperative and collegial attitude among management and the directors, and the Board desires to maintain that atmosphere so that we can all focus on enhancing shareholder value and growing the Reliance Family of Companies.

  Director Independence

        Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company's former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers and the Company no longer retains PricewaterhouseCoopers except for occasional non-material tax work for foreign subsidiaries. The Board has determined that, in light of the length of time that Mr. Johnson has been retired, his prior relationship is not material to the determination of independence. Prior to his retirement in 2004, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which is a supplier of metals to Reliance. Since Reliance's purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski's ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and to the Company's management.

  Director Qualifications

        The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board's Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its peers. The Board has identified the following specific attributes and experience that each of our directors adds to the Board as a whole.

        John G. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of McKesson U.S. Pharmaceutical, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. We expect that Mr. Figueroa will provide input that could assist management in increasing efficiency in and marketing for our distribution operations. McKesson is the largest pharmaceuticals distributor in North America. Mr. Figueroa changed his employment as of January 1, 2011 and now serves as the chief executive officer for Omnicare, a public company that is a leading provider of pharmaceutical care for seniors. Mr. Figueroa also has experience in the healthcare industry and mergers and acquisitions and is expected to provide a different perspective and increased diversity on the Board.

        Thomas W. Gimbel is the great nephew of the Company's founder and the son of the Company's former Chairman and Chief Executive Officer, Bill Gimbel. As one of our largest individual shareholders, he provides the Board with a shareholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500, New York Stock Exchange listed company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect its core values as the Company grows. Mr. Gimbel's background is in information technology and, as a result, he is able to offer the Board and management guidance or raise issues of concern regarding the Company's ERP and technology systems.

        David H. Hannah, as Chairman of the Board and Chief Executive Officer of the Company, provides an overall balance and perspective of the Company while developing a strategic vision and developing and implementing a merger and acquisition strategy that has enabled the Company to grow substantially. Mr. Hannah's financial background and business management experience enable him to assess and value possible target companies. Mr. Hannah serves as vice chair of the executive committee and on the board of directors of the Metal Service Center Institute. Mr. Hannah is well respected within the metals service center industry, by Wall Street and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and provides guidance to the management team, encouraging them to focus on material issues that impact the Company's performance.

        Douglas M. Hayes has an investment banking background and assists the Board and the Company through his knowledge of capital markets and financing strategies. Mr. Hayes is able to communicate well with analysts and investors and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries for the Company. He is also able to assist the management team in structuring mergers and acquisitions, particularly public company targets and those involving stock as consideration. Because Mr. Hayes has been on the Board of Directors for a significant period of time, he has come to understand and appreciate the culture of our Company and why Reliance, because of its different strategies, is able to outperform its peers.

        Franklin R. Johnson is a certified public accountant and a retired partner of a major international accounting firm. His financial expertise is essential as Chair of the Company's Audit Committee. Mr. Johnson offers a high-level perspective of the Company's financial statements and is able to communicate well with both internal and external auditors. He keeps abreast of current accounting and financial topics to enable him to ask appropriate questions of management and auditors alike and has been a presenter at certain educational seminars. Mr. Johnson has an understanding of tax, audit procedures, reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through his work as an auditor.

        Mark V. Kaminski has been a chief executive officer of a public company, which grew from $240 million to $2.5 billion in sales under his leadership, and, accordingly, offers helpful suggestions and perspective in the management of the Company. During his 33-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also focused on improving and maintaining the Company's excellent operational efficiency and safety performance.

        Gregg J. Mollins has spent his entire career in the metals service center industry and has been exposed to every area of the business, not all of which service was with Reliance. As our President and Chief Operating Officer, he balances Mr. Hannah well with his extensive operational expertise and has developed good contacts in the metals service center industry and with mills and other suppliers but at a different level or in different areas than Mr. Hannah's contacts. Mr. Mollins evaluates opportunities and risks for potential acquisitions and expansions of existing operations from an operational perspective and has the ability to make the difficult decisions necessary in supervising the day-to-day operations of the Company. Mr. Mollins is active and focused on the integration of new acquisitions into the Company's culture, emphasizing the importance of the Company's key performance factors and operational strategies.

        Andrew G. Sharkey, III has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute (currently the Metal Service Center Institute), which represents the service center industry as well as steel suppliers and mills, and as the former president and chief executive officer of the American Iron and Steel Institute, has gained extensive knowledge of steel suppliers and our peer companies or potential acquisition targets that operate in the steel distribution industry, as well as the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand and those market factors that impact the mills and how the mills' response will impact metals service centers. Mr. Sharkey, because of his experience in Washington, D.C., has gained a perspective of the global market and has developed ties in Washington that offer insight on steel trade issues.

        Leslie A. Waite, as the director who has been on the Board for the longest period of time, provides continuity and stability on the Board because of his knowledge of the culture, operations and performance of the Company from the time that it was privately-held to when it initially became a public company and to its current size. Mr. Waite has been a money manager and an investment advisor and, consequently, understands what impacts the Company's stock price, and what investors expect and react to, and is able to provide a perspective from the investment industry. Mr. Waite has provided the Company assistance in structuring certain employee benefit plans and asset allocation within those plans and is more attuned to investment opportunities as an investor. Mr. Waite has seen firsthand what values drive the Company and enables it to outperform its peers over a long period of time.

 NYSE

        Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee for 2011 were John G. Figueroa, Douglas M. Hayes, Mark V. Kaminski, who served as Chair, Andrew G. Sharkey, III, and Leslie A. Waite. No member of the Compensation Committee who served during 2011 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a leading role in risk assessment on behalf of the Board of Directors. During 2011, the Audit Committee, which is composed entirely of independent, non-employee directors, met nine times. The Audit Committee reviewed its Charter as revised in 2010.

        In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2011 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures from the independent registered public accounting firm required by professional standards, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

        In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2012. This selection was ratified by the Board of Directors.

	Douglas M. Hayes		Franklin R. Johnson, Chair
Mark V. Kaminski		Andrew G. Sharkey, III		Leslie A. Waite

 CERTAIN TRANSACTIONS

        In 2011, there were no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. The Board of Directors has not adopted any policies or procedures with respect to the review of any proposed transactions other than to require in the Company's Code of Conduct and the Director Code of Conduct that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related party transactions for potential conflicts of interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

        Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2011, except for the late filing of one Form 4 report due to administrative error for each of David H. Hannah, James D. Hoffman, Stephen P. Koch, Karla R. Lewis, Gregg J. Mollins, Kay Rustand, William K. Sales, Sheldon U. Tenenbaum and Colleen Wolf to report a grant of options to acquire common stock of the Company and one late filing of a Form 4 report for Douglas M. Hayes to report a purchase of shares inadvertently omitted from a Form 4 previously filed on October 23, 2008, all persons have complied with the requirements of Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee selected, and the Board of Directors and our shareholders ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2011 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm's audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees.

Audit Fees
2011	$2,341,000
2010	$2,231,250
Audit-Related Fees
2011	$-0-
2010	$-0-
Tax Fees
2011	$23,000
2010	$-0-
All Other Fees
2011	$-0-
2010	$-0-

        The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm's independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

        The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2012. The Board of Directors ratified this selection. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2012. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

 SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

        We must receive any shareholder proposals intended to be presented at the 2013 Annual Meeting and included in our proxy materials relating to such meeting not later than December 4, 2012. If a shareholder proposal intended to be presented at the 2013 Annual Meeting and included in our proxy materials is not received by the Company on or before December 4, 2012, it will be deemed to be untimely.

        Any shareholder proposals intended to be presented at the 2013 Annual Meeting but not submitted for inclusion in our proxy materials relating to such meeting must be received no earlier than January 17, 2013 and no later than February 15, 2013. Any such shareholder proposals without the required notice will be deemed untimely and not properly submitted under the Company's Bylaws.

        Shareholder proposals must be addressed to the Corporate Secretary of Reliance at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may so notify the Company's Corporate Secretary at the Company's corporate headquarters address or phone number appearing at the top of the first page of this Proxy Statement. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting the Corporate Secretary of Reliance at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

ANNUAL REPORT

        Reliance will furnish without charge to any shareholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Kay Rustand Corporate Secretary

Los Angeles, California
April 6, 2012

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
RELIANCE STEEL & ALUMINUM CO.

        Gregg J. Mollins and Kay Rustand hereby certify that:

        1.     They are the President and Corporate Secretary, respectively, of Reliance Steel & Aluminum Co., a California corporation (the "Corporation").

        2.     Article III of the Restated Articles of Incorporation of the Corporation, as amended by the Certificate of Amendment dated May 29, 1998, is hereby amended to read as follows:

ARTICLE III

          "The corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock". The number of authorized shares of Common Stock is 200,000,000, and the number of authorized shares of Preferred Stock is 5,000,000. Shares of Preferred Stock may be issued from time to time in one or more series.

          "The Board of Directors is authorized to fix the number of shares of each series of Preferred Stock and to determine the designation of each series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

        3.     The foregoing Amendment has been duly approved by the Board of Directors of the Corporation at a meeting held February 14, 2012, pursuant to Section 902 of the California Corporations Code.

        4.     The foregoing Amendment has been approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of the single class of shares entitled to vote is 75,044,299; and the number of shares voting in favor of the foregoing amendment and this Certificate exceeded the vote required, such required vote being a majority of the outstanding common shares.

        The undersigned further each declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct to his or her own knowledge.

        Executed at Los Angeles, California, on May                         , 2012.

Gregg J. Mollins President
Kay Rustand Corporate Secretary

A-1

RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M42178-P22656 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RELIANCE STEEL & ALUMINUM CO. For All Withhold For All To withhold authority to vote for any individual All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. 0 0 0 01) 02) 03) 04) David H. Hannah Mark V. Kaminski Gregg J. Mollins Andrew G. Sharkey, III For Against Abstain For Against Abstain 0 0 0 0 0 0 2. 4. 0 0 0 0 0 0 3. 5. 0 For address changes and/or comments, please check this box and write them on the back where indicated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. To ratify KPMG LLP as the Independent registered public accounting firm to perform the annual audit of our 2012 financial statements. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. To consider a shareholder proposal to separate the roles of CEO and Chairman. To amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 200,000,000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED AND "FOR" PROPOSALS 2, 3 AND 5 AND "AGAINST" PROPOSAL 4. Election of Directors Nominees: VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 15, 2012. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M42179-P22656 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side) Address Changes/Comments: You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3 and 5 and AGAINST item 4. The proxyholders cannot vote the shares unless you sign and return this card. The undersigned hereby constitutes and appoints Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. Wednesday, May 16, 2012, at the Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 16, 2012

RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M42180-P22656 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RELIANCE STEEL & ALUMINUM CO. For All Withhold For All To withhold authority to vote for any individual All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. 0 0 0 01) 02) 03) 04) David H. Hannah Mark V. Kaminski Gregg J. Mollins Andrew G. Sharkey, III For Against Abstain For Against Abstain 0 0 0 0 0 0 2. 4. To consider a shareholder proposal to separate the roles of CEO and Chairman. 0 0 0 0 0 0 3. 5. 0 For address changes and/or comments, please check this box and write them on the back where indicated. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. To ratify KPMG LLP as the Independent registered public accounting firm to perform the annual audit of our 2012 financial statements. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. To amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 200,000,000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED AND "FOR" PROPOSALS 2, 3 AND 5 AND "AGAINST" PROPOSAL 4. Election of Directors Nominees: VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 15, 2012. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M42181-P22656 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side) Address Changes/Comments: The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs Union Bank of California N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or (iii) instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co., Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Douglas M. Hayes and Franklin R. Johnson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m. on Wednesday, May 16, 2012, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2, 3 and 5 and AGAINST item 4. The proxyholders cannot vote the shares unless you sign and return this card. RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 16, 2012